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EXHIBIT 10.2
                      ASSOCIATION CONTRACT - WITH GAS INCENTIVES
                                 ASSOCIATION CONTRACT

ASSOCIATE: SEVEN SEAS PETROLEUM COLOMBIA

SECTOR: MONTECRISTO

EFFECTIVE DATE: 28 FEBRUARY 1998

The contracting parties, namely: on the one part THE "EMPRESA COLOMBIANA DE PETROLEOS", hereinafter ECOPETROL, an industrial and commercial stateowned enterprise authorized under Law 165 of 1948, currently ruled by its bylaws, amended by Decree 1209 of 15th June 1994, having its head office in Santafe de Bogota, D.C. represented by ENRIQUE AMOROCHO CORTEZ, of legal age, bearer of citizenship card No 5.555.193 issued in Bucaramanga, domiciled in Santafe de Bogota, who states that- 1. As president of ECOPETROL, he acts herein on behalf of said Company, and 2. The ECOPETROL Board of Directors authorized him to enter into this Contract, as witnessed by Minutes No. 2169. of 16th October 1997- and on the other part SEVEN SEAS PETROLEUM COLOMBIA INC., a copany organized pursuant to the laws of CANADA, hereinafter referred to as "THE ASSOCIATE", with a duly established Colombian branch and its main domicile in Santafe de Bogota, pursuant to public deed no. 2771 of 28th September 1995, made before the Sixteenth (16) Notary Public of the Santa Fe de Bogota circuit, represented by Gustavo Vasco Munoz of legal age, a citizen of Colombia, bearer of identity card No. 17.029.136 issued in Bogota, who represents that: 1. In his capacity as Legal Representative he acts on behalf of SEVEN SEAS PETROLEUM COLOMBIA INC. and, 2. He is fully authorized to sign this contract as witnessed by the certificate of incorporation and legal representation issued by the Chamber of Commerce of Santafe de Bogota. Under the above conditions, ECOPETROL and the ASSOCIATE declare they have entered into the contract contained in the following Clauses-

                            CHAPTER 1 - GENERAL PROVISIONS

CLAUSE 1 - PURPOSE OF THIS CONTRACT

1.1 The purpose of this contract is to explore the Contract Area and develop such nationally-owned Hydrocarbons as may be found therein, as described in Clause 3 below.

1.2 Pursuant to article l of Decree 231011974, ECOPETROL is entrusted with exploring and developing nationally owned hydrocarbons and may carry out said activities either directly or through contracts with private parties. Based on this provision, ECOPETROL and THE ASSOCIATE have agreed to explore the Contract Area and produce such Hydrocarbons as may be found therein under the terms and conditions set forth in this document, in Appendix "A" and Appendix "B" ("Operating Agreement) which are made an integral part hereof.

1.3 Subject to the provisions hereof, it is understood that the rights and obligations of THE ASSOCIATE regarding the Hydrocarbons produced in the Contract Area, and its share thereof, are the same as those assigned under Colombian law to anyone producing nationally-owned Hydrocarbons in the country.

1.4 ECOPETROL and THE ASSOCIATE agree to explore and develop the land o the Contract Area, to share the costs and risks thereof in the proportion and under the terms contemplated in this Contract, and the properties they may acquire and the Hydrocarbons produced and stored shall belong to each Party in the stipulated proportions.

CLAUSE 2 - APPLICATION OF THE CONTRACT

This Contract applies to the Contract Area whose boundaries are describes in Clause 3 below, or to any portion thereof subject to the terms hereof whenever Clause 8 has been applied.

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CLAUSE 3 - CONTRACT AREA

The Contract Area is called "MONTECRISTO" and covers an extension of one hundred fifty one thousand nine hundred and thirty three (151,933) hectares and five thousand nine hundred and fifty (5,950) square meters, located in the following municipal jurisdictions: municipal jurisdiction of San Alberto, San Martin, Aguachica, Rio de Oro and Gonzales in Cesar Department; Morales and Simiti in Bolivar Department; Puerto Wilches, Rio Negro, and Sabana de Torres in Santander Department. The reference point is the Geodesic Vertex "TABLAR848" of the Agustin Codazzi Geographic Institute, and the Gauss flat coordinates origin Santa Fe de Bogota are: N-1,401.053.89 meters, E-1,021,264.81 meters corresponding to geographic coordinates Latitude 8" 13' 31".808 North of the Equator, Longitude 730 53'1 6".538 West of Greenwich. Starting from this Vertex, head N 340 9' 25".673 W for 2,237.83 meters until reaching the starting point "A" whose coordinates are: N-1,402,900.oo meters, E-1,020,000.oo meters. From point "A" head EAST for 6,410.oo meters until reaching Point "B whose coordinates are: N-1,402,900 meters E 1,026,410 meters. The whole of line "A-B" runs alongside fine "A-K' of the "Rosablanca" Association Contract signed with Seven Seas Petroleum Colombia Inc. Head EAST from point "B" for 2,790.oo meters until reaching point "C" whose coordinates are- N-1,402,900 meters, E-1,039,200.oo meters. The whole of line "B-C" runs alongside the "Buturama" block belonging to Ecopetrol. Head SOUTH from point "C" for 27,200.oo metrs until reaching point "D" whose coordinates are N-1,375,700.oo meters, E-1,029,200.oo meters. Head EAST from point "D" for 23,120.oo meters until reaching point "E" whose coordinates are N-1,375,700.oo meters, E-1,052,320.oo meters. The lines "C-D" and "D-E" run alongside lines "Q-P" and "P-O" of the Bolivar 'Association Contract operated by Harken de Colombia Limited. From point "E" head S 1 1 0 6' 13".551 E for 4,088.76 meters until reaching point "F" whose coordinates are N1,371,687.78 meters, E-1,053,107.44 meters. The whole of line "E-F" runs alongside Concession 1120 "Tisquirama". Head @ 4" 53'00".460 W for 14,183.60 meters from point "F" until reaching point "G" whose coordinates are N1,357,555.67, E-1,051,900.oo meters. The whole of line "F-G" runs alongside line "G-F" of the "Torcoroma" Association Contract operated by Repsol Exploration Colombia S.A. Head WEST from point "G" for 5,867.32 meters until reaching point "H" whose coordinates are N-1,357,555.67 meters, E-1,046,032.68 meters. Take a direction S 35 less than' 14' 51".407 W from point "H" for 8,027.36 meters until reaching point "I" whose coordinates are N-1,351,000.oo meters, E-1,041,400.oo meters. From point "I" head SOUTH for 4,900.oo meters up to point "J" whose coordinates are: N-1 I 346,100.oo meters, E 1,041.400.oo meters. The whole of lines "G-H","H-I" and "I-J" run alongside lines "A-F", "F-E" and "E-D" of the Tisquirama Association Contract operated by Petroleos del Norte S.A. Head S 89" 54'54". 1 96 E from point "J" for 8,094.01 meters until reaching point "K' whose coordinates are N1,346,088.oo meters, E-1,049,494 meters. Head 400 34'27".390 W from point "K' for 19,274.23 meters until reaching point "L" whose coordinates are N1,331,448.oo meters, E-1,036,957.40 meters. Head S 260 20' 16".725 E from point "L" for 2,096.62 meters until reaching point "M" whose coordinates are N1,329,569.02 meters, E-1,037,887.60 meters. The whole of lines "K-L" and "L-M" run alongside the Playon block belonging to Ecopetrol. From point "M" head N 890 59" 59.605 W for 20,887.60 meters until reaching point "N" whose coordinates are N-1,329,569.06 meters, E-1,017,000.oo meters. Head NORTH from point "N" for 15,030.94 meters until reaching point "O" whose coordinates are N1,344,600.oo meters and E-1,017,000.oo meters. The whole of line "M-N" runs alongside the "La Cira-infantas" block belonging to Ecopetrol. Head EAST from point "O" for 3,000.oo meters until reaching point "P" whose coordinates are N1,344.600.oo meters, E-1,020,000.oo meters. Head NORTH from point "P" for 58,300.oo meters until reaching starting point "A:' and thus close the boundaries.

PARAGRAPH 1: Whenever somebody files a claim asserting ownership of the Hydrocarbons in the subsoil within the Contract Area, ECOPETROL shall deal with the case, assuming such obligations as may arise.

PARAGRAPH 2- lf part of the Contract Area extends to areas that are or have been reserved and declared as falling within the National Park System, THE ASSOCIATE must meet all conditions imposed by the pertinent authorities in keeping with Clause 30 (numeral 30.4) hereof. This neither amends the contract nor constitutes grounds for filing any claim against ECOPETROL.

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CLAUSE 4- DEFINITIONS

For Contract purposes, the terms listed below shall have the meaning set out hereunder-

4.1 CONTRACT AREA-. The land describes in Clause 3 hereinabove, subject to Clause 8.

4.2 FIELD: Portion of the Contract Area where one or more structures exist, totally or partially overlying, with one or Reservoirs that are producing or whose Hydrocarbon-producing capacity has been tested. These Reservoirs may be separated by geological causes such as: synclines, faults, wedging of producing strata, changes in porosity and permeability; likewise they may be of different geological ages, separated by strata that is reasonably watertight, totally, partially overlapping or not overlapping at all.

4.3 COMMERCIAL FIELD- A field that ECOPETROL accepts as able to produce Hydrocarbons of a quality and quantity that is economically viable in one ormore Production Targets to be defined by ECOPETROL.

4.4 GAS FIELD: A field that ECOPETROL qualifies as a producer of Natural Non-Associated Gas (or Free Natural Gas) when defining its commerciality and using information furnished by THE ASSOCIATE.

4.5 EXECUTIVE COMMITTEE: The body that will supervise, control and approve all operations and actions performed throughout the contract and to be established within thirty (30) days following acceptance of the first Commercial Field.

4.6 DIRECT EXPLORATION COSTS: Any monetary expenditures reasonably incurred by THE ASSOCIATE in seismic surveys and drilling. Exploration Wells, as well as for locations, completion, equipping and testing of such wells. Direct Exploration Costs do not include administrative or technical support from the Company's head or central office.

4.7 JOINT ACCOUNT: Accounting records kept pursuant to Colombian law for crediting or debiting the Parties with their share in the Joint Operation of each Commercial Field.

4.8 BUDGETARY EXECUTION: The resources effectively expended and/or committed for each program and project approved for a given calendar year.

4.9 STRUCTURE: The geometrical form with geological closure (anticline, syncline etc.) that is revealed by formations having accumulations of fluid.

4.10 EFFECTIVE DATE: The sixtieth (60) calendar day following contract signature, and the starting date for all time limits agreed to herein and subject to the validity of the same contract.

4.11 CASH FLOW- The physical flow of money (income and expenditure) incurred by the Joint Account to handle the obligations contracted by the Association in the normal course of operations.

4.12 ASSOCIATE NATURAL GAS: Mixture of light hydrocarbons existing in the Reservoir in the form of a gas layer or in solution and produced together with liquid hydrocarbons.

4.13 NON-ASSOCIATE NATURAL GAS (PRODUCTION OF): Those hydrocarbons produced in gaseous state at surface and reported at standard conditions, with an initial average (production weighted) Gas/Oil raio of over 15,000 standard cubic feet of gas per barrel of liquid Hydrocarbon, and heptane PIUS (C7 +) molar composition below 4%.

4.14 DIRECT EXPENSES: All expenditures charged to the Joint Account as a result of payment to personnel directly working for the Association, purchase of materials and supplies, service contracts made with third parties and any overhead required by the Joint Operation in the normal course of its activities.

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4.15 INDIRECT EXPENSES: Those disbursements charged to the Joint Account for administrative/technical support for the Joint Operation that Operator may furnished through his own organization.

4.16 COMMERCIAL INTEREST: For Colombian Pesos, it shall be the interest rate for ninety-day (90) CDs certified by the Banking Superintendency, or whoever replaces same, applicable to the respective period. In the case of US dollars, it shall be the prime rate established by CITIBANK New York, or the entity appointed for this purpose.

4.17 INTEREST in THE OPERATION: The share in the rights and obligations acquired by each Party in the exploration and development of the Contract Area.

4.18 DEVELOPMENT INVESTMENT- Refers to the amount of money invested in goods and equipment capitalized as Joint Operation assets in a Commercial Field, once the Parties have accepted the existence thereof.

4.19 HYDROCARBONS: Any organic compound consisting mainly of the natural mixture of hydrogen and carbon, as well as substances related thereto or derived therefrom, except for helium and rare gases.

4.20 GASEOUS HYDROCARBONS- All hydrocarbons produced in gaseous state at the surface and reported at standard conditions (1 atmosphere of absolute pressure and a temperature of 60 deg. F).

4.21 LIQUID HYDROCARBONS- lncludes crude oil and condensates, as well as those produced in such state as a result of gas treatment when pertinent, reported at standard conditions.

4.22 PRODUCTION TARGETS: Reservoirs located within the Commercial Field discovered and that have tested as commercial producers.

4.23 JOINT OPEATION: The tasks and work performed, or being performed, on behalf of the Parties and for their account.

4.24 OPERATOR: The person appointed by the Parties to act on their behalf in directly carrying out the operations needed to explore and produce the Hydrocarbons discovered in the Contract Area.

4.25 PARTIES: On the effective Date, ECOPETROL and the ASSOCIATE. Subsequently and at any time, ECOPETROL on the one part, and THE ASSOCIATE and/or its assignees on the other part.

4.26 EXPLORATION PERIOD- The term for THE ASSOCIATE to comply with the obligations set forth in Clause 5 herein below, not to exceed six (6) years from the Effective Date, except as provided for in Clauses 9 (numerals 9.3, 9.8) and 34.

4.27 EXPLOITATION PERIOD: The time elapsed from the end of the Exploration or Retention Period up to the end of the contract.

4.28 RETENTION PERIOD: Time lapse granted by ECOPETROL when THE ASSOCIATE asks for more time to start the Exploitation Period of each Gas Field discovered viithin the Contract Area, because special conditions mean the field cannot be developed in the short term and consequently additional time is needed to build the infrastructure andlor develop the market

4.29 EXPLORATION WELL: Any well so designated by THE ASSOCIATE that is to be drilled or deepened for its account in the Contract Area for the purpose of seeking new Reservoirs, checking the extension of a reservoir, or establishing the stratigraphy of an area. In order to comply with the obligations agreed upon in Clause 5 hereof, the respective Exploration Well will be previously qualified by ECOPETROL and the ASSOCIATE.

4.30 DEVELOPMENT OR EXPLOITATION WELL : Any well previously scheduled by the Executive Committee for producing Hydrocarbons discovered in the Production Targets within each Commercial Field.

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4.31 BUDGET: A basic planning tool earmarking funds for specific projects to be used within a calendar year or part thereof in order to attain the goals and targets proposed by the ASSOCIATE or Operator.

4.32 EXTENSIVE PODUCTION TESTS- Operations performed in one or more producing Exploration Wells to appraise producing conditions and reservoir behavior.

4.33 REIMBURSEMENT: Payment of fifty percent (50%) of the Direct Exploration Costs incurred by THE ASSOCIATE.

4.34 EXPLORATION WORK- Operations performed by THE ASSOCIATE in search for and discovery of hydrocarbons in the Contract Area

4.35 RESERVOIR: Any sub-surface rock with hydrocarbon accumulation in its porous space, producing or able to produce hydrocarbons and behaving as an independent unit with respect to petrophysical and fluid properties and having a single pressure system throughout.

                               CHAPTER 11 - EXPLORATION

CLAUSE 5 - TERMS AND CONDITIONS

5.1.1 During the first two years following Effective Contract Date, THE ASSOCIATE must reprocess five hundred (500) kms. of existing seismic on the area, acquire/interpret Landsat images and surface Geological and geochemical work; acquire/process and interpret one hundred (100) kilometers of 2D seismic. At the end of the second year, THE ASSOCIATE shall have the option to relinquish the contract providing it has met the above obligations. lf THE ASSOCIATE wishes to go ahead into the third year, it must relinquish areas so that it remains with an area not to exceed one hundred thousand (100,000) hectares.

5.1.2 During the third year, THE ASSOCIATE shall drill one (1) Exploratory Well to penetrate the potential Hydrocarbon-producing formations in the Area. The contract shall terminate at the end of this year unless an extension has been applied for and authorized pursuant to numeral 5.2 of this Clause, or a commercial field has been discovered, except as set out in Clause 9 (numeral 9.5).

5.2 lf THE ASSOCIATE has satisfactorily met the obligations of Clause 5, it may request ECOPETROL to extend the Exploration Period annually up to three (3) additional years and during each extension THE ASSOCIATE shall perform Exploration Work in the Contract Area, consisting of drilling one (1) Exploration Welluntil it penetrates the Hydrocarbon producing formations in the area.

5.3 lf, during any year of the Exploration Period, THE ASSOCIATE should decide to carry out work on the following year's obligations, it must obtain permission therefor from ECOPETROL. lf ECOPETROL agrees, it shall decide on how such obligations are to be transferred and the amount thereof.

5.4 Throughout the life of this contract, THE ASSOCIATE may carry out Exploration Work on the areas retained in keeping with Clause 8, and will be solely responsible for the risks and costs of such activities and thus have complete and exclusive control thereon. This will not change maximum life of this contract.

CLAUSE 6 - HANDING OVER INFORMATION DURING EXPLORATION

6.1 When THE ASSOCIATE so requests, ECOPETROL shall supply any information it holds on the Contract Area. The costs of reproducing and supplying such information shall be charged to THE ASSOCIATE.

6.2 During the Exploration Period, THE ASSOCIATE shall hand over the following data to ECOPETROL as such becomes available and in keeping with the ECOPETROL data supply manual: all geological/geophysical data, cores, edited magnetic tapes, processed seismic sections and all supporting field data, magnetic and gravimetric logs, all of this in reproducible originals; copies of geophysical

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reports, reproducible originals of all logs for wells drilled by THE ASSOCIATE, including the final composite graph for each well and copies of the final drilling report, including core sample analyses, results of production tests and any other information relating to the drilling, study or interpretation of any kind performed by THE ASSOCIATE for the Contract Area without any limitation. ECOPETROL is entitled to witness any operations and verify the information listed hereinabove doing so at any time and using any procedure it may consider appropriate,

6.3 The parties agree that all geological, geophysical and engineering information obtained from the Contract Area while this contract is in force, is to be held onfidential for three (3) years following acquisition thereof. Thereafter such information shall be released except for any interpretations thereof made by the Parties. The released information mainly concerns seismic, potential methods, remote sensors and geochemical data, with respective support documents, surface and sub-surface mapping, wells reports, electric logs, formation tests, biostratigraphic/petrophysical/fluid analyses and production history. However, the parties agree that in each case they may exchange information with ECOPETROL's associates and non-associates. It is understood that what is agreed here shall not affect the requirement of providing the Ministry of Mines and Energy with all the information it requests under current legal resolutions and regulations. Nonetheless, it is understood and accepted that the Parties can, at their own discretion, provide their affiliates, consultants, contractors and financial entities with the information they require and called for by authorities having jurisdiction on the parties and their affiliates, as well as by norms established by any stock exchange quoting the stock of the parties or related corporations.

CLAUSE 7 - BUDGET AND EXPLORATION SCHEDULES

Respecting the terms of this contract, THE ASSOCIATE must prepare the programs and work schedule for exploring the Contract Area, together with a short-term Budget (following calendar year) and estimated Budget giving an overview for the next two (2) years. Such overview, programs, time schedules and Budgets shall be submitted to ECOPETROL for the first time within sixty (60) calendar days following contract signature, and thereafter Within the first ten (10) calendar days of each year.

THE ASSOCIATE shall give ECOPETROL a quarterly technical and financial report, listing exploratory work performed, prospects revealed by the information acquired, the assigned Budget and exploration costs incurred up to date of the report, commenting in each case on causes of the main variances. When ECOPETROL so requess, THE ASSOCIATE shall provide explanations on the report doing so at meetings that can be scheduled every six months. lnformation submitted by THE ASSOCIATE in the reports and explanations mentioned in this clause shall under no circumstances be understood as accepted by ECOPETROL. ECOPETROL may audit financial information as set out in Clause 22 of Appendix B hereto (Operating Agreement).

CLAUSE 8 - RESTITUTION OF AREAS

8.1 lf a Commercial Field has been discovered in the Contact Area by the end of the initial three-year exploration period, or of the extensions obtained by THE ASSOCIATE in keeping with Clause 5 (numeral 5.2), the Contract Area will be reduced by 50%- two (2) years thereafter the area will be reduced to fifty percent (50%) of the remaining Contract Area- and two years thereafter, such area will be reduced to the Commercial Fields(s) that are producing or under development plus a reserve belt two and a half kilometers (2.5) wide surrounding each Field and this will be the only part of the Contract Area that continues to be subject to the terms of this contract. In order to apply this clause, an imaginary grid or net will be placed over the initial contract area and then divided into ten rows and columns running north-south, limited by the maximum and minimum north and east coordinates of the boundaries, and they will define the cells on which relinquishment of areas referred to in this numeral will be based. Each time areas are returned, the imaginary grid or net will be modified in keeping with the new coordinates of the Contract Area.

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8.2 THE ASSOCIATE shall decide what areas are to be returned to ECOPETROL based on the imaginary grid or net mentioned in the preceding numeral. To this end, the relinquishment may be made in one or two lots, comprising one or more adjoining cells and trying to conserve a single polygon, unless THE ASSOCIATE shows that this is either impossible or unsuitable, in such case approval must be obtained from ECOPETROL. Notwithstanding the requirement to relinquish aeas referred to in Clause 8 (numeral 8.1). THE ASSOCIATE is not obliged to return areas under development or production, including the 2.5 km. wide belt surrounding said areas, unless development or production are suspended continuously for over a year without just cause and for reasons attributable to THE ASSOCIATE, in which case the areas will be returned to ECOPETROL, thus terminating the contract for said areas of part of the area. These stipulations are also applicable to development under the sole risk mode.

8.3 Retention Period- lf THE ASSOCIATE has discovered a Gas Field and applied for commerciality thereof as set out in Clause 9 (numeral 9.1), he may simultaneously ask ECOPETROL for a Retention Period, giving reasons to fully justify this request.

8.3.1 THE ASSOCIATE must apply for the Retention Period, and ECOPETROL grant same, prior to the date for final relinquishment of areas referred to in numeral
8.1 hereof.

8.3.2 The Retention Period may not exceed four (4) years. lf the initial term were to be insufficient, ECOPETROL may extend same following a written and justified application from THE ASSOCIATE, but the initial period plus any extension may not exceed four (4) years.

                              CHAPTER III - EXPLOITATION

CLAUSE 9 - TERMS AND CONDITIONS

9.1 To initiate the Joint Operation hereunder, it is considered that exploitation work starts on the date the Parties accept the existence of the first Commercial Field or upon compliance with the provisions of Clause 9 (numeral 9.5). THE ASSOCIATE shall prove the existence of a Commercial Field by drilling sufficient wells to reasonably define the hydrocarbon-producing area and the commerciality of the Field. In this case, THE ASSOCIATE will notify ECOPETROL in writing about such commercial discovery, furnishing the studies that have led to this conclusion. ECOPETROL must accept or reject the existence of such Commercial Field within ninety (90) calendar days from the date THE ASSOCIATE hands over all support information and makes the tecnical presentation. ECOPETROL may request any additional information it deems necessary within thirty (30) days following submittal of the initial support information.

9.2.1 Should ECOPETROL accept the existence of a Commercial Field, it shall so advise THE ASSOCIATE within the ninety (90) day term referred to in Clause 9 (numeral 9.1) stipulating the area of the Commercial Field. Then it shall begin to participate in the development of the Commercial Field discovered by THE ASSOCIATE as set out in the terms of the Contract.

9.2.2 ECOPETROL shall reimburse fifty percent (50%) of the Direct Exploration Costs incurred by THE ASSOCIATE for its own risk and account in the Contract Area prior to the date when commerciality studies for the new commercial discovery were submitted, in keeping with numeral 9. l.
hereof.

9.2.3 The amount of such Direct Costs shall be established in dollars of the United States of America, the reference date being that vihen THE ASSOCIATE made such disbursements; consequently, the costs incurred in Colombian pesos shall be liquidated at the market representative rate for such date as certified by the Banking Superintendency, or entity replacing same.

PARAGRAPH:

Once the amount of Direct Exploration Costs to be reimbursed in United States

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Dollars has been established, such will be inflation-adjusted for each year or part thereof as of the disbursement date up to the date defined by the Ministry of Mines & Energy as the initiation of the exploitation period, using the internacional inflation rate for the respective year or, failing this, that for the previous year. The international inflation rate to be used shall be the annual percentage variation of the consumer price index for industrialized countries, taken from "international Financial Statistics" published by the International Monetary Fund (page S63 or replacement) or, failing this, the publication agreed by the Parties.

9.2.4 As soon as Operator puts the Field on-stream, ECOPETROL shall reimburse THE ASSOCIATE for Direct Explortion Costs according to Clause 9 (numeral 9.2.2) with the amount of dollars equivalent to fifty percent (50%) of its direct share in the total production of such Field, after deducting the royalty percentage.

For Commercial Gas Fields, ECOPETROL shall reimburse the ASSOCIATE with the amount of dollars equivalent to one hundred percent (1 00%) of its direct share in the total production of such Field, after deducting the royalty percentage, doing so as soon as Operator puts the Field on-stream.

9.3 lf ECOPETROL rejects the existence of the Commercial Field referred to in Clause 9 (numeral 9.1), it may notify THE ASSOCIATE of additional work it considers necessary to demonstrate such existence. The cost of this work may not exceed TWO MILLION DOLLARS (US$2,000,000) nor last for more than one (1) year, in which case the Exploration Period for the Contract Area will automatically be extended by the same period as that agreed by the Parties for the performance of the additional work requested by ECOPETROL in this Clause but without prejudice to the reduction of areas stipulated in Clause 8 (numeral 8. l).

9.4 lf, upon completion of the additional work requested in Clause 9 (numeral 9.3), ECOPETROL accepts the existence of a Commercial Field as stipulated in Clause 9 (numeral 9.1), it will begin to participate in the development of said field as stipulated herein, and will reimburse THE ASSOCIATE as set forth in Clause 9 (numeral 9.2.3-9.2.4) for fifty percent (50%) of the cost of such additional work referred to in Clause 9 (numeral 9.3) and the work carried out will become Joint Account property.

9.5 lf ECOPETROL continues to reject the existence of a Commercial Field after the additional work referred to in Clause 9 (numeral 9.3) has been carried out, THE ASSOCIATE may go ahead with the work it deems necessary to exploit such field and reimburse itself for two hundred percent (200%) of the total cost of the work performed at its own risk and account in the respective Field and up to fifty percent (50%) of the Drect Exploration Costs it incurred prior to submitting commerciality studies for such Field. For the purposes of this Clause, the reimbursement will be made with the value of Hydrocarbons produced, less the royalties established in Clause 13, deducting production, collection, transportation and sales costs. lf THE ASSOCIATE avails itself of the sole risk modality, it is understood that the exploitation term begins on the date ECOPETROL notifies it that commerciality is rejected. The dollar equivalence of disbursements made in pesos will be calculated using the market representative rate certified by the Banking Superintendency, or entity replacing same, for the date THE ASSOCIATE made such disbursements. For the purposes of this clause, the value of each barrel of Hydrocarbon produced in said Field during a calendar month, shall be the average price per barrel received by THE ASSOCIATE for the sale of its share in the Hydrocarbons produced in the Contract area during the same month. The contents of the paragraph of Clause 9 (numeral 9.2.3.) shall apply to reimbursement of Direct Exploration Costs.

Once THE ASSOCIATE has reimbursed itself with the percentage established herein, all wells drilled, the facilities and all property acquired by THE ASSOCIATE to exploit the field and paid as set forth in this Clause, shall become the property of the Joint Account free of any charge whatsoever, and after ECOPETROL agrees to participate in the development of such field.

9.6 At any time, ECOPETROL may start to participate in the operation of the field discovered and developed by THE ASSOCIATE, subject to the latter's right to reimburse itself for investments made at its own expense as stipulated in

Clause 9 (numeral 9.5). Once THE ASSOCIATE has repaid itself, ECOPETROL shall start to participate in the financial results of the wells developed at the exclusive expense of THE ASSOCIATE.

9.7 When defining the boundaries of a Commercial Field, consideration will be given to all geological/geophysical information on such fild plus that of all wells drilled therein or related thereto.

9.8 lf THE ASSOCIATE has drilled one or more Exploration Wells pointing to the possible existence of a Commercial Field by the end of the six-year (6) Exploration Period referred to in Clause 5 (numeral 5.2), it may ask ECOPETROL to extend the Exploration Period for the time necessary, but not to exceed one
(1) year, to demonstrate the existence of said Commercial Field, without prejudice to the provisions of Clause 8.

9.9 lf THE ASSOCIATE continues performing the exploration obligations agreed upon in Clause 5 after one or more fields have been declared commercial, it can simultaneously exploit such Fields before the end of the Exploration Period defined in Clause 4.26 but the 22-year Exploitation Period will run as of the expiry date of the Exploration Period. When ECOPETROL has granted a Retention Period for Gas Fields, the Exploitation Period for each Field will run from the expiry date of the respective Retention Period.

9.10 lf THE ASSOCIATE shows that Exploration Wells drilled after the Field has been declared commercial contain additional Hydrocarbon accumulations associated to said field, it shall ask ECOPETROL to extend the area of the Commercial Field and its commerciality, following the procedures of Clause 9 (numerals 9.1 and 9.2.1). lf ECOPETROL accepts the commerciality, it shall reimburse THE ASSOCIATE for fifty percent (50%) of the Direct Exploration Costs exclusively related to the extension of the Commercial Field, as set out in numerals 9.2.3 and 9.2.4. lf ECOPETROL rejects the commerciality, THE ASSOCIATE may reimburse itself for up to two hundred percent (200%) of the total costs of work performed for its own risk and account in exploiting the Exploration Wells that have become producers and up to fifty percent (50%) of the Direct Exploration Costs it incurred solely with regard to the commerciality application. Such reimbursement shall be made with production coming from the producing Exploration Wells, after deducting the roalty, and following the procedure of Clause 21 (numeral 21.2) until reaching the mentioned percentages.


CLAUSE 10 - TECHNICAL CONTROL OF THE OPERATIONS

10.1 The parties agree that THE ASSOCIATE is the 0perator and as such shall control all operations and activities it deems necessary for an efficient, technical and economic development of Hydrocarbons existing within the Commercial Field, respecting the restrictions contained in this contract.

10.2 The Operator must follow standard industry practices in performing development/production work, using the technical methods and systems best suited to an economic and efficient Hydrocarbon production, and complying with pertinent legal and regulatory provisions on this matter.

10.3 The Operator shall be considered an entity distinct from the Parties hereto for all contract purposes, as well as for application of civil, labor and administrative law, and with regard to its employees as set out in Clause 32.

10.4 The Operator may resign as such by giving the Parties six-months (6) advance written notice of the effective date of such resignation. The Executive Committee shall then appoint a new Operator pursuant to Clause 19 (numeral 19.3.2)

CLAUSE 11 - DEVELOPMENT PROGRAMS AND BUDGETS

11.1 Within three (3) months following acceptance of a Commercial Field in the Contract Area, Operator shall present the Parties with a work program and a Budget for the rest of the calendar year together with a proposed/development plan, to be agreed by the Executive Committee. lf there are less than six and a half (6-112) months to run before the end of said year, Operator shall prepare and submit the Budget and programs for the following calendar year within a term of three (3) months.

11.1.1 Future Budgets and programs shall be submitted to the Parties in May each year, and Operator shall send its proposal to the Parties in the first ten (10) days of May. The Parties shall notify Operator in writing of any changes they wish to propose, doing so within twenty (20) days of receivng the Budgets and programs. When this occurs, Operator shall consider such proposals in preparing the Budget and programs to be submitted for final approval by the Executive Committee at its ordinary meeting held each July. Should the total Budget not be approved before July, the Executive Committee shall approve those items on which there is agreement, and the remainder shall be submitted to the Parties for subsequent review and final decision as provided for in Clause 20.

11.1.2 The development program shall become a guide for the technical, efficient and economic exploitation of each Field. it will describe work to be carried out and estimated investments and expenses for the next five years, wih details of the annual operating program and Budget for the next calendar year.

11.2 The parties may propose Budget additions or revisions to the Budget but not more often than every three (3) months except in emergencies. The Executive Committee shall decide on these proposed revisions or additions at a meeting to be scheduled within thirty (30) days following submittal thereof.

11.3  The programs and Budget are intended to:

11.3.1 Determine the operations to be carried out during the following calendar year, as well as expenditures and investments (Budget) the Operator is authorized to undertake.

11.3.2 Maintain a medium and long-term view of development at each Field.


11.4 The terms program and Budget refer to the proposed work plan and estimated expenditures and investments that the Operator shall carry out, such as:

11.4.1 Capital investments in production-. drilling for reservoir development, workovers or reconditioning of wells and specific production facilities.

11.4.2 General construction and equipment: industrial and camp facilities, transport and building equipment, drilling and production equipment. Other construction and equipment.

11.4.3 Maintenance and operating expenses: production expenses, geological expenses and administrative overhead for the operation.

11.4.4 Working capital needs

11.45 Contingency funds

11.5 Operator shall make all expenditures and investments and handle development and production in keeping with the programs and Budgets referred to in Clause 11 (numeral 1 1. l), without exceeding the total annual Budget by ten percent (10%), except when so authorized by the Parties in special cases.

11.6 The Operator may no start any project on its own initiative, nor charge the Joint Account with non-Budgeted expenditure exceeding forty thousand United States dollars (US$40,000), or the equivalent in Colombian currency, per project or quarter.

11.7 The Operator is authorized to effect expenses chargeable to the Joint Account without prior authorization from the Executive Committee when it is a matter of taking emergency steps to safeguard persons or property of the Parties; emergency expenses originating in fire, floods, storms or other disasters; emergency expenses essential for the operation and maintenance of production facilities, including keeping wells at maximum production efficiency; emergency expenses essential to protect/safeguard material/equipment needed for operations. In such cases, the Operator shall call a special meeting of the Executive Committee as soon as possible in order to obtain approval for continuing with the emergency measures.

CLAUSE 12 - PRODUCTION

12.1 Whenever necessary and duly approved by the Executive Committee, Operator shall determine the Maximum Efficiency Rate (MER) for each Commercial Field. This Maximum Efficiency Rate (MER) shall be the maximum rate for lifting Hydrocarbons from a reservoir in order to attain maximum final recovery of reserves. Estimated production should be diminished as necessary to compensate for real or anticipated operating conditions, such as wells under repair and not producing, limited capacity of gathering lines, pumps, separators, tanks, pipeline and other facilities.

12.2 Periodically, at least once a year and with the approval of the Executive Committee, Operator shall determine the area capable of commercial Hydocarbon production in each Field.

12.3 Every three (3) months, the Operator shall prepare and give each Party two schedules, one showing production share and the other production distribution for each one over the following six (6) months. The production forecast shall be based on the Maximum Efficiency Rate (MER), as set forth in Clause 12 (numeral 12.1) and adjusted to the rights of each Party hereunder. The production distribution schedule shall be based on periodic requests from each Party and in keeping with Clause 14 (numeral 14.2), with such corrections as may be necessary to ensure that no Party having capacity to make withdrawals will receive less than the amount to which it is entitled under Clause 14, and subject to Clauses 21 (numeral 21.2) and 22 (numeral 22.5).

12.4 lf any Party foresees that it will be unable to receive the full capacity of Hydrocarbons set out in the forecast furnished Operator, it shall so advise the latter as soon as possible. lf such reduction is caused by an emergency, the Party shall notify the Operator within twelve (1'2) hours following the occurrence of the respective event. In consequence, the Party concerned shall provide the Operator with a new receiving schedule based on the reduction.

12.5 Operator may use the Hydrocarbons consumed in production operations in the Contract Area, and such shall be exempt from the royalties referred to in Clause 13 (numerals 13.1 and 13.2).

CLAUSE 13 - ROYALTIES

13.1 Liquid Hydrocarbons: During exploitation of the Contract Area, and before distributing production among the Parties, Operator shall give ECOPETROL royalties corresponding to twenty percent (20%) of the certified production of liquid hydrocarbons coming from said area. ECOPETROL, for its own risk and account, shall take the royalty production in kind from the tanks belonging to the Joint Account.

13.2 Gaseous Hydrocarbons-. Operator shall give ECOPETROL a royalty in the form of twenty percent (20%) of the production of gaseous Hydrocarbons reported at standard conditios. lf such Hydrocarbons need to be treated at a gas plant, the twenty percent (20%) royalty production shall be established as the sum of dry gas produced at the plants plus the dry gas equivalent of liquid products produced,considering the conversion factors set out in current legislation.

Regarding fiels exploited under the sole risk mode, THE ASSOCIATE shall give ECOPETROL the royalty percentage of Hydrocarbons.

13.3 ECOPETROL shali use the royalty production to pay the entities legally appointed to receive the royalties due the State on the full production of the Commercial Field, doing so in the manner and respecting the time limits set out in law, and the ASSOCIATE shall in no case be liable for any payments to these entities.

CLAUSE 14 - DISTRIBUTION AND AVAILABILITY OF HYDROCARBONS

14.1 The Hydrocarbons produced shall be transported to the jointly-owned tanks or to other measuring facilities agreed by the Parties, except for those used and inevitably consumed in operations hereunder. In the absence of an agreement, the measuring point for gaseous Hydrocarbons shall be- i) The gas line of each separator when they are not to be treated in gas plants, or ii) at the exit of the gas plants when such treatment is required. The Hydrocarbons shall be measured via accepted industry standards and such measurement shall be the basis for calculating the percentages of Clause 13. Thereafter, the remaining Hydrocarbons belong to each Party in the proportion specified in this Contract.

14.2  PRODUCTION DISTRIBUTION

14.2.1 After deducting the royalty percentage, the remaining Hydrocarbons produced in each Commercial Field belong to the parties thus: Fifty percent (50%) for ECOPETROL and fifty percent (50%) for THE ASSOCIATE until cumulative production for each Commercial Field reaches 60 million barreis of liquid Hydrocarbons or 420 giga cubic feet of gaseous Hydrocarbons at standard conditions, whichever occurs first (1 cubic giga foot = 1 x 10 9, cubic feet)

14.2.2 Notwithstanding the fact that ECOPETROL has clssified the Field as being commercial, when production at each Commercial Field (after deducting the royalty percentage) exceeds the limits of 14.2. 1, distribution among the Parties will use the R factor as set out hereunder.

14.2.2.1 lf liquid Hydrocarbons first reach the limit set out in numeral 14.2.1 hereof, the following table shall apply:


R FACTOR                  PRODUCTION DISTRIBUTION AFTER ROYALTIES (%)
                          ASSOCIATE                  ECOPETROL
   0.0 - 1.0                     50                50
   1.0 - 2.0                     50/R               100-50/R
   2.0 or more                     25                75


14.2.2.2 lf gaseous Hydrocarbons first reach the limit set out in numeral 14.2.1 hereof, the following table shall apply-


               R FACTOR                PRODUCTION DISTRIBUTION AFTER ROYALTIES
                                       ASSOCIATE               ECOPETROL
              0.0 - 1.0                     50               50
              1.0 - 2.0                     50/R              100-50/R
              2.0 or more                     25               75


14.2.3 The R factor is defined as the ratio between accrued income and accrued disbursements made by THE ASSOCIATE for each Commercial Field, as follows:

                              IA
            R      =  -------------------
                           ID+A-B+GO
Where:
1A (The Associates Accrued lncome)- is the valuation of income accrued by THE ASSOCIATE for hydrocarbons produced, after royalties, at the reference price agreed by the Parties, excluding hydrocarbons reinjected in Contract Area Fields, and those consumed in the operation and burnt gas.

The parties shall jointly establish the average reference price for hydrocarbons.

Accrued lncome will be based on the Monthly lncome which, in turn, will be obtained from multiplying the average monthly reference price by the monthly production in keeping with respective form issued by the Ministry of Mines & Energy.


ID (Accrued Developmentlnvestment)- ls fifty percent (50%) of the accrued development investment approved by the Association Executive Committee. Accrued Development lnvestment made prior to the exploitation start-up date of the Field as defined by the Ministry of Mines and Energy, shall be adjusted to such date in the same way as Direct Exploration Costs in the paragraph of Clause 9 (numeral 9.2.3).


A. Direct Exploration Costs incurred by THE ASSOCIATE according to Clause hereof and adjusted as set out in the paragraph of 9.2.3 .

B. Accrued reimbursement of the afore-mentioned Direct Exploration Costs, in keeping with Clause 9 hereof.

GO (Accrued Operating Expenses)-. accrued operating expenses approved by the Association Executive Committee, in the proportion corresponding to the ASSOCIATE plus the latter's accrued transportation costs. Transportation costs are investment and operating expenses for transporting hydrocarbons produced in the Commercial Fields within the Contract Area up to the exportation port or the place agreed for taking the price to be used in the 1A calculation. Such transportation costs will be jointly determined by the parties once the Fields that ECOPETROL has declared to be commercial initiate the exploitation stage.

Operating expenses include special levies or similar items directly applied to Hydrocarbon exploitation in the Contract Area.

All values included in the R factor calculation following the exploitation start-up date established by the Ministry of Mines & Energy will be taken in current dollars.

To this end, expenses in pesos shall be converted to dollars at the Market Representative Rate certified by the Banking Superintendency, or entity replacing same, in force on the date the respective disbursements were made.

14.2.4 CALCULATION OF THE R FACTOR: Production distribution based on the R factor will be applied as of the first day of the third calendar month following that when the accrued production in the Contract Area reached 60 million barreis of liquid Hydrocarbons or 420 giga cubic fet of gaseous Hydrocarbons at standard conditions, in keeping with 14.2.1

The R Factor for calculation each Commercial Field will be based on the accounting closing for the calendar month when accrued production reached 60 million barrels of liquid Hydrocarbons or 420 giga cubic feet of gaseous Hydrocarbons at standard conditions, in keeping with14.2.1

The resulting distribution will be applied until 30th June of the following year. Thereafter, R factor production distribution will be made for one-year periods (lst July to 30th June) for liquidation thereof based on accrued value at 31st December of the previous year as shown in the respective accounting closing.

14.3 In addition to the jointly owned tanks and other facilities, each Party may build its own production facilities in the Contract Area for its exclusive use and in keeping with legal regulations. When Hydrocarbons belonging to each Party are transported and delivered to pipelines and depots that are not jointly owned, this will be for the risk and cost of the Party receiving such Hydrocarbons.;

14.4 When production sites are not connected to a pipeline, the Parties may agree to install pipelines up to a point connecting to the pipeline or where the Hydrocarbons can be sold, this work will be charged to the Joint Account. lf the Parties agree to build such pipelines, they will enter into the contracts they deem suitable for this purpose and appoint the Operator pursuant to current legislation.

14.5 Each Party shall own the Hydrocarbons produced and stored as a result of the operation hereunder and made available to it pursuant to the provisions of this contract. Likewise, each Party must assume the expense of receiving such Hydrocarbons in kind or selling or disposing of them separately, as provided for in Clause 14 (numeral 14.3).

14.6 Should one Party, for any reason, be unable to separately dispose all or part of the Hydrocarbons to which it is entitled hereunder, or withdraw same from the Joint Account tanks, the following stipulations shall pply:

14.6.1 lf ECOPETROL is the Party that is unable to fully or partially withdraw its quota of Hydrocarbons (share plus royalty) pursuant to Clause 12 (numeral 12.3), Operator may continue producing the field and deliver to THE ASSOCIATE not oniy the quota to which the latter is entitled based on a hundred percent (100%) MER operation, but also all the Hydrocarbons that THE ASSOCIATE chooses and is able to withdraw up to a limit of one hundred percent (100%) of the MER, crediting ECOPETROL for subsequent delivery of the quota it did not withdraw. However, regarding the volumes not taken that correspond royalties for the month, ECOPETROL may ask THE ASSOCIATE to pay for the difference between the Hydrocarbon volume withdrawn and the volumes corresponding to royalties as set out in Clause 13.1 and 13.2, doing so in United States dollars. it is understood that any Hydrocarbons withdrawn by ECOPETROL shall first be used for payment in kind of the royalties, and thereafter, additional withdrawals will be credited to its share as set out in Clause 14 (numeral 14.2).


14.6.2 lf THE ASSOCIATE is unable to fully or partially withdraw its quota under Clause 12 (numeral 12.3), the Operator shall deliver ECOPETROL not only its share based on a hundred percent (100%) MER operation, but all those Hydrocarbons that ECOPETROL is able to receive up to a limit of one hundred percent (100%) of the MER, crediting THE ASSOCIATE for subsequent delivery of the quota which it was unable to withdraw.

14.7 When both Parties are able to receive the Hydrocarbons allocated under Clause 12. (numeral 12.3), the Operator shall proceed as follows. When so requested by the Party previously unable to receive its quota, it shall deliver such Party its share in the operation plus at least ten percent (10%) a month of the monthly production corresponding to the other Party and by mutual agreement up to one hundred percent (100%) of the non-received quota, until such time when the total amounts credited to the non-receiving party are offset.

1.8 Subject to legal provisions on this matter, each Party is free at all times to sell or export is share of Hydrocarbons, in keeping with this contract, or to dispose thereof in any way.


CLAUSE 15 - USE OF ASSOCIATE NATURAL GAS

When one or more fields with Associate Natural Gas are discovered, Operator shall submit a project for using this gas for the benefit of the Joint Account, this must be done within two (2) years following the starting date for field exploitation as established by the Ministry of Mines and Energy. The Executive Committee shali approve the project and establish a schedule for performance thereof, lf Operator fails to submit a project within the two-year period, or fails to perform same within the time limits established by the Executive Committee, ECOPETROL may take all the Associate Natural Gas coming from the Reservoirs being exploited and not needed for efficient field production, without having to pay for same.

CLAUSE 16 - UNIFICATION

When an economically exploitable reservoir extends continuously into another area or areas located outside the Contract Area, the Operator, ECOPETROL and other interested parties should agree on a unified development program. Such program should respect engineering techniques for Hydrocarbon production and be approved by the Ministry of Mines and Energy.

CLAUSE 17 - INFORMATION SUPPLY AND INSPECTION DURING EXPLOITATION

17.1 The Operator shall give the Parties reproducible originals (sepias) and copies of the electric, radioactive and sonic logs for the wells drilled, histories, core analyses, cores, production tests, reservoir studies and other pertinent technical data, as well as any routine reports made or received in connection with the operations and activities carried out in the Contract Area, doing so as these become available.

17.2 Each Party shall be entitled to inspect the wells and facilities in the Contract Area and related activities, doing so at its own cost, expense and risk and through authorized representatives. Such representative shall have the right to examine cores, samples, maps, drilling logs, surveys, books and any other source of information connected with the performance of this contract.

17.3 Operator shall prepare all reports called for by the Colombian government and hand them over to ECOPETROL so the latter may comply with the provisions of Clause 29,

17.4 lnformation and data connected with exploitation operations shall be treated as confidential, under the same terms as those of Clause 6 (numeral 6.3) hereof.

                           CHAPTER IV - EXECUTIVE COMMITTEE

CLAUSE 18 - CONSTITUTION

18.1 Within thirty (30) days following acceptance of the first Commercial Field, each Party should appoint a representative and his first and second alternates to the Executive Committee, and notify the other Party in writing of the names and addresses of such persons. The Parties may change the representative or alternates at any time, but should so notify the other Party in writing. The vote or decision of each Party representative is binding on said Party. lf the main representative of either Party is unable to attend a Committee meeting, he will be replaced by the first or second alternate, in that order, and such shall have the same authority as the principal.

18.2 The Executive Committee will hold ordinary meetings in March, July and November to review the development program being carried out by Operator, the development plan and other immediate plans. In the July meeting every year, the Operator shall submit an annual operating program and the investment and expenditure Budget for the next calendar year.

18.3 The Parties and Operator may ask that special Executive Committee meetings be convened to study specific operating conditions. The representative of the interested party shall give ten (10) calendar days advance written notice of the data and agenda for such meeting. The meeting may address any matter not included in the agenda, provided the Party representatives agree.

18.4 For all matters discussed in the Executive ommittee, the Party representatives shall have a vote equal to the percentage held by the respective party in the Joint Operation. Any decision or resolution taken by the Executive Committee will only be valid if approved by over fifty percent (50%) of the total lnterest. In keeping with the mentioned procedure, decisions taken by the Executive Committee shall be compulsory and final for the Parties and for Operator.

CLAUSE 19 - FUNCTIONS

19.1 The Party representatives shall constitute the Executive Committee which has full authority and responsibility to establish and adopt production, development and operations schedules and Budgets for this contract. Operator shall send a representative to Executive Committee meetings.

19.2 The Executive Committee shall appoint a Secretary to keep complete and detailed records and minutes of all matters discussed and decisions taken by the Committee. Party representatives should sign and approve the Minutes within the ten (10) business days following adjournment of the meeting, otherwise they will not be valid. Minutes should be delivered to the Parties as soon as possible.

19.3  The Executive Committee has the following duties, among others-

19.3.1 Adopt its own regulations

19.3.2 Appoint the Operator in the event of resignation or removal, and issue regulations to be met by Operator when such is a third party, setting out all causes for removal.

19.3.3 Appoint an External Auditor for the Joint Account

19.3.4 Approve or reject the annual operations program and expenditure Budget, any modification or revision thereof, and approve extraordinary expenses.

19.3.5 Establish expenditure policies and norms

19.3.6 Approve or reject expenditure recommended by Operator (not included in the approved Budget) when such expenditure exceeds forty thousand dollars of the United States of America (US$40,000) or the equivalent in Colombian currency.

19.3.7 Advise Operator and decide on matters referred to the Committee.

19.3.8 Create such sub-committees as it deems necessary, settng out their duties which will be performed under the supervision of the Committee.

19.3.9 Define the type and frequency of drilling, operation and production reports and any other information that Operator must furnish the Parties chargeable to the Joint Account.

19.3.10 Supervise handling of the Joint Account

19.3.11 Authorize the Operator to enter into contracts on behalf of the Joint Operation when the amount thereof exceeds forty thousand dollars of the United States of America (US$40,000) or the equivalent in Colombian currency.

19.3.12 In general, assume all functions authorized hereunder and not assigned to another entity or person through a specific clause hereof, or legal or regulatory provision.


CLAUSE 20 - DECISION WHEN THERE IS DISAGREEMENT IN THE OPERATION

20.1 When the Party representatives cannot agree on a Joint Operation project that requires approval from the Executive Committee, as set out hereunder, such matter shall be referred directly to the highest ranking executive of each Party who is resident in Colombia, in order that they may reach a joint decision. lf the Parties reach an agreement or decision on the matter in question within sixty (60) calendar days after such referral, they shall so notify the Executive Committee Secretary who should call a meeting within the fifteen (15) calendar days following receipt of the notice and committee members must ratify the agreement or decision in said meeting.

20.2 lf the Parties fail to reach agreement within the sixty (60) calendar days following the consultation, operations may go ahead pursuant to Clause 21.

CLAUSE 21 - SOLE RISK OPERATIONS

21.1 lf, at any time, one Party wishes to drill an Exploitation Well that has not been approved in the operating schedule, it shall so notify the other Party at least thirty (30) calendar days prior to the next meeting of the Executive Committee, together with data on location, drilling recommendation, depth and estimated costs. The Operator shall include this proposal in the Agenda for the next cmmittee meeting. lf the Committee approves the proposal, said well shall be drilled for the Joint Account; otherwise the Party wishing to drill the well, hereinafter the participating Party, shall be entitled to drill, complete, produce or abandon such well at its own risk and for its account. The Party not wishing to participate in the afore-mentioned operation shall be referred to as nonparticipating Party. The participating Party should spud the well within one hundred eighty (180) days following rejection by the Executive Committee. lf drilling does not start within this period, it must be re-submitted to the Executive Committee. When requested by the participating Party, Operator shall drill the afore-mentioned well for the risk and account of said Party, provided

Operator considers that such operation will not interfere with normal Field operations, and that it has received the sums it considers necessary from the participating Party. lf Operator is unable to drill the mentioned well, the participating Party may drill it directly or via a competent service company and, in such case, the participating Party will be responsible for the operation, without interfering in normal Field operations.


21.2 lf the well referred to in Clause 21 (numeral 21.1) is completed as a producer, it shall be administered by Operator and its production, after deducting the royalty referred to in Clause 13, will belong to the participating Party. This Party will assume all operating costs for the well until net production value, after deducting costs of production, gathering, storage, transport and similar, and sales costs, reaches two hundred percent (200%) of drilling and completion costs. Thereafter, and for all contract purposes, the well shall belong to the Joint Account as if it had been drilled with the approval of the Executive Committee and for the account of the Parties. For purposes of this Clause, the value of each barrel of Hydrocarbon produced in the well during a calendar month and prior to deducting the afore-metioned costs, shall be the average price per barrel received by the participating Party for sales of its share of Hydrocarbons produced in the Contract Area during the same month.

21.3 lf one Party at any time wishes to recondition or deepen a well to Production Targets, or plug a dry hole or a non-commercial producer drilled for the Joint Account, and such operations have not been included in the program approved by the Executive Committee, such Party shall notify the other Party of its intention to recondition, deepen or plug said well. lf equipment is not available at the location, the procedure of Clause 21 (numerals 21.1 and 21.2) shall apply. lf suitable equipment is available at the well site, the Party wishing to carry out such operation shall notify the other Party which must reply in a period of forty-eight (48) hours following receipt of such notice, if no reply is received in this lapse, it shall be understood that the operation is performed for the risk and account of the Joint Account. lf the proposed work is performed for the sole risk and account of the participating Party, the well shall be administered in keeping with Clause 21 (numeral 21.2).

21.4 lf, at any time, one Party wishes to build new facilities to extract liquid from the gaseous hydrocarbons and to transport/export Hydrocarbon production, these will be referred to as additional facilities and such Party shall notify the other in writing as follows:

21.4.1 General description, design, specifications and estimated costs of the additional facilities.

21.4.2 Planned capacity

21.4.3 Approximate date of construction start-up and duration thereof. Within ninety (90) days counted from notification, the other Party shall give written notice of its decision to participate in such additional facilities or not. lf it does not participate, or fails to reply to the participating Party, hereinafter the building Party, the latter may proceed with the additional installation and order the Operator to buiid/operate/maintain same for the sole riskand account of the building Party, without hindering normal Joint Operations. The building Party may negotiate with the other Party on using these facilities for the Joint Operation. While the facilities are operated for the risk and account of the 'building Party, the Operator shall charge the latter with all operating/maintenance costs therefor, doing so in keeping with generally accepted accounting principles.


                              CHAPTER V - JOINT ACCOUNT

CLAUSE 22 - MANAGEMENT

22.1 Subject to other provisions set out herein, Exploration expenses shall be for the risk and account of THE ASSOCIATE.

22.2 Once the Parties accept the existence of a Commercial Field, and subject to the provisions of Clauses 5 (numerals 5.2) and 13 (numerals 13.1 and 13.2), the rights or lnterest in Contract Area Operation shall be owned thus: ECOPETROL fifty percent (50%) and THE ASSOCIATE fifty percent (50%). Thereafter, all expenses, payments, investments, costs and liabilities made and contracted for operations hereunder and Direct Exploration Costs made by the ASSOCIATE prior to acceptance of each Commercial Field and extensions thereto, in keeping with Clause 9 (numeral 9.10), shall be charged to the Joint Account. Except as set out in Clauses 14 (numeral 14.3) and 21, all assets acquired or used thereafter for operating the Commercial Field shall be owned and paid for by the Parties as set out in this clause.

22.3 The Parties shall pay Operator their share of budget requirements, doing so in the currency in which expenditure is to be disbursed, that is Colombian pesos or United States dollars as called for by Operator in keeping with programs and Budgets approved by the Executive Committee. This payment shall be made in the first five (5) days of each month and at the bank chosen by Operator. When THE ASSOCIATE lacks sufficient Colombian pesos to cover its pesos share, ECOPETROL may supply these funds and have them credited to its dollar obligation, using the market representative rate certified by the Banking Sperintendency, or the entity acting in this capacity, on the day that ECOPETROL should make the respective payment, provided such transaction is legally acceptable.

22.4 The Operator shall give the Parties a monthly statement showing the funds advanced, expenses incurred, outstanding liabilities and a report on all debits and credits made to the Joint Account, this report should follow Appendix B hereto. The statement and report should be submitted monthly within the fifteen (1 5) calendar days following the end of each month. lf the payments mentioned under Clause 22 (numeral 22.3) are not made within stipulated term and Operator chooses to pay same, the delinquent Party shall pay commercial interest in the same currency for the time of such delay.

22.5 lf one Party fails to pay the Joint Account on the due date, it shall be considered thereafter as the delinquent Party and the other as the Prompt party. lf the Prompt party were to pay both its own share and that of the delinquent Party, after sixty (60) days of delay, it shall be shall be entitled to receive from Operator the full share of the delinquent Party in the Contract Area (excluding royalty percentage). This will continue until production provides the prompt Party with a net income from sales equal to the sum not paid by the delinquent Party, plus annual interest at the Commercial rate as of the sixtieth
(60) day following the delinquency date. Net income is understood as the difference between the sales price of the Hydrocarbons taken by the prompt Party, less the cost of transport, storage, loading and other reasonable expenses disbursed by such Party in selling such production. The prompt Party may exercise this right at any time after thirty (30) calendar days of having notified the delinquent Party in writing of its intention to take part or all such Party's production.

22.6.1 All Direct Expenses of the Joint Operation will be charged to the Parties in the same proportion as for production distribution after royalties.

22.6.2 lndirect Expense will be charged to the Parties in the same proportion as for Direct Expenses set out in 22.6.1 hereof. These expenses shall be the result of applying the equation a+m (X-b) to the total annual amount for investment and direct expenditures (excluding technical and administrative overhead).


Where-
x is total annual investments and expenditures (pound)(a", "m", and "b" are constants whose values are set out in the table hereunder depending on the amount of annual investment and expenditures


          INVESTMENTS AND EXPENDITURE - CONSTANT VALUES
         X            (US$)            "A"(US$)     M(FRACT)  "B"$ (US$)
1       0            25,000,000        0              0.10    0
2       25,000,001   50,000,000        2,500,000      0.08    25,000,000
3       50,000,001   100,000,000       4,500,000      0.07    50,000,000


4       100,000,001  200,000,000       8,000,000      0.06     100,000,000
5       200,000,001  300,000,000       14,000,000     0.04     200,000,000
6       300,000,001  400,000,000       18,000,000     0.02     300,000,000
7       400,000,001  onwards           20,000,000     0.01     400,000,000

The equation will be applied once a year in each case, applying the constants that correspond to the total sum of annual investments and expenditure.

22.7 Either Party may review or question the monthly statements of account referred to in Clause 22 (numeral 22.4) from the time they are received up to two years following the end of the respective calendar year, clearly indicating the corrected or questioned items and the reasons therefor. Any account that has not been corrected or questioned in this period, shall be considered as final and correct.

22.8 The Operator shall keep accounting books, vouchers and reports for the Joint Account, in Colombian pesos and according to Colombian law. Any credit or debit to the Joint Account shall follow the accounting procedure set out in Appendix B which is a part hereof. In the event of any discrepancy between said accounting procedure and te terms of the contract, the latter shall prevail.

22.9 Operator may sell material or equipment during the first twenty (20) years of the Exploitation Period, or the first twenty eight (28) years in the case of a Gas Field, crediting the proceeds to the Joint Account when the amount does not exceed five thousand dollars of the United States of America (US$5,000) or the equivalent in Colombian currency. In any calendar year, operations of this type may not exceed fifty thousand dollars of the United States of America (US$50,000) or the equivalent in Colombian currency. The Executive Committee must approve sales of real estate or those exceeding the afore-mentioned amounts. These materials or equipment shall be sold at a reasonable price considering their condition.

22.10 All machinery, equipment or other assets or chattels purchased by Operator for contract performance and charged to the Joint Account shall belong to the Parties in equal shares. However, if one Party decides to terminate its interest in the contract during the first seventeen (17) years of the Exploitation Period, except as set out in Clause 25th, said Party must sell all or part of its share in said items to the other Party at a reasonable commercial price or at book value, whichever is lower. lf the other Party is not interested in purchasing them within ninety (90) days following the formal sales offer, the Withdrawing Party shall be entitled to assign its interest in said machinery, equipment, and items to a third party. lf THE ASSOCIATE wishes to withdraw after seventeen (17) years of the Production Period have elapsed, its rights in the Joint Operation shall pass to ECOPETROL free of charge, once the latter has accepted.

                         CHAPTER VI - CONTRACT DURATION

CLAUSE 23 - MAXIMUM DURATION

This contract shall last for a maximum period of twenty eight (28) years running from the Effective Date and broken down thus- up to six (6) years for the Exploration Period in keeping with Clause 5 and subject to Clause 9 (numerals
9. and 9.8); and twenty-two years for the Exploitation Period counted from the termination date of the Exploration Period. it is understood that when the Exploration Period is extended as provided for in this contract, this shall never signify an extension to the total twenty-eight (28) year term, except as stipulated in paragraph 1 hereunder.

PARAGRAPH 1: The Exploitation Period for Gas Fields discovered in the Contract Area shall have a maximum duration of thirty (30) years counted from the expiry date of the Exploration Period, or of the Retention Period. In any case, the total contract term for such Fields cannot exceed forty (40) years counted from the Effective Date.

PARAGRAPH 2: Notwithstanding the above, at least five (5) years prior to the expiry of the Exploitation Period for each Field, ECOPETROL and THE ASSOCIATE will study conditions for continuing exploitation beyond the term stipulated in this Clause. lf the Parties agree to continue with such exploitation, they will define the terms and conditions therefor.


CLAUSE 24 - TERMINATION
This contract shall terminate in the following cases-.

24.1 Upon expiry of the Exploration Period if THE ASSOCIATE has not discovered a Commercial Field, except as set out in Clauses 9 (numerals 9.5 and 9.8) and 34.

24.2 Upon expiry of contract duration, as stipulated in Clause 23.

24.3 At any date when THE ASSOCIATE so -wishes and provided it has met its obligations stipulated in Clause 5th, and al,l others contracted hereunder.

24.4 For the special causes set out in Clause 25th.


CLAUSE 25 - CAUSES FOR UNILATERAL TERMINATION

25.1 ECOPETROL may unilaterally declare this contract terminated at any time prior to expiry of the period agreed to in Clause 23, in the following cases.

25.1.1 Death or dissolution of THE ASSOCIATE or its assignees.

25.1.2 lf THE ASSOCIATE or its assignees were to transfer this contract, partially, without giving compliance to the provisions of Clause 27.

25.1.3 For financial incapacity of THE ASSOCIATE and its assignees which shall b assumed when bankruptcy proceedings are filed.

25.1,4 When THE ASSOCIATE defaults on its obligations contracted under this contract.

Upon expiry of each period defined for exploratory work, THE ASSOCIATE shall submit a written report showing performance of the obligations for the respective period. lf such have not been performed, THE ASSOCIATE shall be given sixty (60) calendar days to diligently perform same in keeping with good petroleum practices. lf such period is insufficient, the Parties may mutually agree to establish a longer period for performance. lf the agreed work has still not been performed at the end of this new extension, there will be default and consequently ECOPETROL may proceed as set out in clause 25.3.

25.2 When unilateral termination is declared, the rights of THE ASSOCIATE set out in this contract will lapse, both as interested Party and as Operator, if at such time the ASSOCIATE is acting in both capacities.

25.3 ECOPETROL may oniy declare unilateral termination of this contract when it has given the ASSOCIATE or its assignees sixty (60) calendar days advance written notice thereof, clearing stating the reasons for such decision, and when THE ASSOCIATE has failed to provide ECOPETROL with satisfactory explanations or to correct the default in contract performance. This does prevent THE ASSOCIATE from filing any appeal it considers to be in order.


CLAUSE 26 - OBLIGATIONS IN EVENT OF TERMINATION

26.1 When the contract is terminated under Clause 24th during the Exploration, Retention or Exploitation Periods, THE ASSOCIATE shall hand over the buildings, pipelines, transfer lines and other movable items belonging to the Joint Account (located in the Contract Area), leaving any producing wells in production, and all of this will pass to ECOPETROL free-of-charge together with the rights-of-way and assets acquired for the contract, even though these may be located outside the Contract Area.

26.2 lf this contract is terminated for any reason after the first seventeen

(17) years of the Poduction Period, all interest of THE ASSOCIATE in the machinery, equipment or other assets or movables used or purchased by THE ASSOCIATE or the OPERATOR for contract performance, shall pass to ECOPETROL free-of-charge.

26.3 lf this contract terminates in the first seventeen (17) years of the Exploitation Period, the terms of Clause 22 (numeral 22. 1 0) shall apply.

26.4 lf this contract is terminated unilaterally at any time, all chattels and real estate acquired exclusively for the Joint Account shall pass to ECOPETROL free of charge.

26.5 Upon contract termination at any time and for any reason, the Parties commit to give satisfactory compliance to their legal obligations both among themselves and with third parties, as well as those contracted hereunder.


               CHAPTER VII - MISCELLANEOUS PROVISIONS

CLAUSE 27 - ASSIGNMENT RIGHTS

27.1 THE ASSOCIATE is entitled to fully or partially cede or transfer its rights, interests, and obligations in the Association Contract to another person, company or group, with the consent of the Minister of Mines & Energy and the President of ECOPETROL.

Consequently, THE ASSOCIATE must notify the Ministry of Mines & Energy and the President of ECOPETROL via a certified document of any project that implies total/partial assignment or transfer of its interest, rights and obligations hereunder, indicating essential points of the transaction such as possible assignee, price, interest, rights and obligations to be assigned, scope of the operation etc. The Minister of Mines & Energy and President of the Empresa Colombiana de Petroleos - ECOPETROL shall have thirty (30) business days to exercise their discretionary powers and appraise the possible assignees, and subsequently take a decision without being obliged to give reasons therefor. In any case, the criterion of the Minister of Mines & Energy shall prevail.

27.2 lf the ASSOCIATE has not received a reply thirty (30) business after submitting the application to the Minister of Mines & Energy, it will be understood or all purposes that such has been approved.

27.3 Assignments made during the Exploration Period among companies legally established in Colombia shall not be subject to the above mentioned procedure, they shall be formalized by written authorization from ECOPETROL and signing the respective document.

27.4 Any change in the contractual relations between THE ASSOCIATE and ECOPETROL resulting from direct, total or partial transactions of the interest, quotas or stock of the former must also be approved by the Minister of Mines and Energy and President of ECOPETROL.

27.5 However, such changes shall not require authorization from the Minister of Mines and Energy and Ecopetrol in the following cases:

27.5.1     When the transactions are made in an open stock exchange.

27.5.2 When the transfer/cession is the result of matters beyond the control of the ASSOCIATE or the companies that control or direct same, such as governmental decisions, judicial sentences, division and award of assets and auctions.

When the negotiations take place between companies that control or direct THE ASSOCIATE, or their subsidiaries or affiliates, or between companies making up a single economic group, it suffices to notify the Minister of Mines & Energy and ECOPETROL of such assignment or cession in a timely way.

27.6 Except for the above cases, any cession, transfer, negotiation, transaction or operation referred to in this Clause that is made without approval or consent of the Minister of Mines & Energy and the President of ECOPETROL, when calied for, shali give rise to the application of Clause 25th of the Association Contract.

27.7 lf the operations carried out under this Clause give rise to taxes under Colombian law, such shall be paid.

CLAUSE 28 - DISAGREEMENT

28.1 Whenever there is a discrepancy or contradiction in interpreting the clauses hereunder as compared to those of Appendix B known as the Operating Agreement, the former shall prevail.

28.2 Disagreements of a legal nature arising among the Parties with regard to contrct interpretation and performance and that cannot be resolved in a friendly way, shall be referred to the decision of the jurisdictional branch of Colombian public power.

28.3 Any difference of a technical nature arising among the parties with regard to contract interpretation and performance and that cannot be resolved in a friendly way shall be referred to the final decision of experts appointed thus-one by each Party and a third chosen by the first two. lf the latter are unable to reach agreement on such third expert, either Party may ask the Board of Directors of the Colombian Society of Engineers - SCI - having its head office in Santafe de Bogota to appoint same.

28.4 Any difference of an accounting nature arising among the parties with regard to contract interpretation and performance and that cannot be resolved in a friendiy way shali be referred to the final decision of experts who shouid be public accountants appointed thus: one by each Party and a third chosen by the first two. lf the latter are unable to reach agreement on such third expert, either Party may ask the Central Board of Accountants of Bogota to appoint same.

28.5 Both Parties declare that the decision of the experts shall have the force of a settlement among themselves, and consequently shall be final.

28.6 lf the Parties fail to agree on whether the controversy is of a legal, technical or accounting nature, such shall be considered legal and subject to Clause 28th (numeral 28.2).

CLAUSE 29 - LEGAL REPRESENTATION

Without impairing the legal rights of the ASSOCIATE as set out in law or in this Contract, ECOPETROL shall represent the Parties Wth Colombian authorities in matters regarding the development of the Contract Area, whenever such is called for, furnishing government offices and entities with all information and reports they may legally require. Operator must prepare the respective reports and hand them over to ECOPETROL. Any expenses incurred by ECOPETROL to attend matters referred to in this Clause shall be charged to the oint Account. When such expenses exceed five thousand dollars of the United States of America (US$5,000) or the equivalent in Colombian currency, the Operator must first approve same. Regarding any relations with third parties, the Parties represent that neither the provisions of this or any other Clause in the contract, implies granting a general power-of-attorney, nor that the Parties have set up a civil or commercial association or any other relationship whereby either Party may be held jointly liable for the acts or failure to act of the other Party, or have authority or mandate to commit the other Party with regard to any obligation. This contract refers to operations within the Republic of Colombia and while ECOPETROL is an industrial and commercial company belonging to the Colombian State, the Parties agree that THE ASSOCIATE, if such were the case, may choose to be excluded from the provisions of sub-chapter K entitled Partners and Partnerships of the Internal lncome Code of the United States of America. The ASSOCIATE may make such choice in a suitable way.

CLAUSE 30 - RESPONSIBILITIES

30.1 The Operator shall perform operations hereunder in a manner that is difigent, responsible, efficient, economically and technically sound and in keeping with internationally accepted industry practices for this type of operation, it being understood that at no time shall it be liable for errors of judgment, or loss or damage that is not directly attributable to it.

30.2 Liabilities contracted by ECOPETROL and THE ASSOCIATE hereunder with third parties shall not be joint, therefore each Party is individually liable for its share in the expenses, investments and obligations resulting therefrom.

30.3 Operator alone shall be liable with third parties for expenses incurred and contracts entered into for amounts exceeding forty thousand United States dollars (US$40,000) or the equivalent in Colombian currency when such have not been duiy authorized by the Executive Committee, except as ruled in Clause 1 1 (numeral 11.7) nd therefore it shall assume the full cost thereof. When the Executive Committee accepts such expenditure, it will pay Operator for the work, study or purchase in keeping with the guidelines it has set out in this respect. lf the Executive Committee rejects the expense or asset, Operator if possible should withdraw same and reimburse the partners for any expense incurred in such withdrawal. When Operator is unable or refuses to withdraw the assets, the resulting equity increase or profit from such expenditure or contract shall belong to the Parties in proportion to their share in the Operation.

30.4 ECOLOGICAL CONTROL. In performing work hereunder, THE ASSOCIATE should comply with the provisions of the National Code for Renewable Natural Resources and Environmental Protection and other legal provisions on this matter. THE ASSOCIATE undertakes to carry out a permanent prevention plan to guarantee conservation and restoration of natural resources within the zones where it carries out Exploration, development and transport hereunder.

THE ASSOCIATE should make these plans and programs known to the communities and to national and regional entities involved in this matter. Likewise, specific contingency plans should be established to deal with emergencies and take pertinent remedial action. To this end, THE ASSOCIATE should coordinate plans and action with the authorized entities.

THE ASSOCIATE must prepare the respective Budgets and programs as set out in the pertinent clauses of this contract.

All costs incurred shall be assumed by THE ASSOCIATE in the Exploration Period and in sole risk operations during the Exploitation Period. During the Exploitation Period these costs will be charged to the Joint Account and shared by both Parties.

CLAUSE 31 - TAXES, LEVIES AND OTHERS

Taxes and levies related to Hydrocarbon production, caused after the Joint Account has been set up but before the Parties receive their production share, shall be charged to the Joint Account. Each Party shall be exclusively liable for its ow taxes on income, capital and similar.

CLAUSE 32 - PERSONAL

32.1 When THE ASSOCIATE is Operator, it should consult ECOPETROL before appointing the Manager for Operator.

32.2 According to the terms hereof, and subject to norms to be established, Operator shall be free to appoint the personnel needed for operations hereunder, and may fix salary, duties, categories and conditions thereof. Operator shall be diligent in training Colombian personnel needed to replace the foreign personnel that it considers necessary for operations hereunder. In any case, Operator shall comply with legal provisions on the proportion of local and foreign personnel.

32.3 TRANSFER OF TECHNOLOGY- THE ASSOCIATE commits to assume the cost of a program to train ECOPETROL professionals in areas related to contract performance.

In the Exploration Period, this obligation could be met by training in: geology, geophysics and related areas, reserve appraisal, reservoir characterization, drilling and production, among others. Supervised training should take place throughout the initial exploration period and its extension by integrating the ECOPETROL professionals to the work group THE ASSOCIATE sets up for either the Contract Area or other similar activities.

lf THE ASSOCIATE wishes to resign as set out in Clause 5, it must have first given compliance to these training programs.

The Association Executive Committee shall establish the scope, duration, place, participants, conditions and other aspects of training during the Exploitation Period.

THE ASSOCIATE shall assume all costs of supervised training during the Exploration Period, except for labor costs of the professionals attending same. During the Exploitation Period both parties shall assume these costs via the Joint Account.

    To comply With Technology Transfer called for hereunder, THE ASSOCIATE commits to run annual supervised training programs for Ecopetrol professionals for each of the first three years of the Exploration Period, in an amount of fifty thousand (US$50,000 United States dollars per year. ECOPETROL and THE ASSOCIATE shall first agree on the subject and type of training. lf the Exploration Period is extended, the supervised training will be similar to that set out here.

32.4 During the Exploitation Period, Operator may perform any work through contractors, subject to the Executive Committee approval when the amount of the contract exceeds forty thousand dollars of the United States of America (US$40,000) or the equivalent in Colombian currency.

CLAUSE 33 - INSURANCE

The Operator shall take all insurance called for under Colombia law. Likewise, it shall require any contractor engaged in work hereunder to obtain such insurance as the Operator considers necessary and keep same in force. Likewise, Operator shall take such additional insurance as the Executive Committee deems suitable.

CLAUSE 34 - FORCE MAJEURE OR FORTUITOUS CIRCUMSTANCES

The obligations referred to hereunder shall be suspended for such time as either Party is unable to fully or partially perform same because of unforeseen events that constitute force majeure or fortuitous circumstances, such as strikes, shutouts, wars, earthquakes, floods or other catastrophes, laws, decrees or government regulations that prevent procurement of essential materials and, in general, any non-financial reason that effectively impedes work, even when not listed above, but that affects the Parties and is outside their control. lf force majeure or fortuitous circumstances prevent one Party from performing its duties hereunder, it should immediately notify the other Party, setting out the causes of such impediment. Under no circumstances shall force majeure or fortuitous circumstances extend or prolong the total period of exploration, retention or exploitation beyond maximum contract term set out in Clause 23rd. However, any force majeure event during the six (6) year exploration period set out in Clause 5 and which lasts for over thirty consecutive days, shall extend this six-year (6) period for the same time as that of he impediment.

CLAUSE 35 - APPLICATION OF COLOMBIAN LAW

The Parties establish Santa Fe de Bogota, Republic of Colombia, as the domicile for all contract purposes. This contract is fully ruled by Colombian law and THE ASSOCIATE accepts the jurisdiction of Colombian courts and waives diplomatic claim regarding its rights and duties hereunder, except in the case of denial of justice. it is understood there shall not be denial of justice when THE ASSOCIATE as Party or Operator has had access to all remedies and means of action that may be exercised with the jurisdictional branch of public power under Colombian law.

CLAUSE 36 - NOTICES

Notices or communications among the Parties regarding this contract must be sent to the following addresses and mention the pertinent clauses in order to be considered valid-.

ECOPETROL - Carrera 13 No. 36-24, Santafe de Bogota, Colombia
THE  ASSOCIATE  - Calle 114 No.  9-01  Torre A,  of.707,Santafe  de  Bogota,
Colombia

Any change of address shall be notified to the other Party in advance.

CLAUSE 37 - VALUATION OF HYDROCARBONS

Payments or reimbursements referred to in Clauses 9 (numerals 9.2 and 9.4) and 22 (numeral 22.5) shall be made in dollars of the United States of America or in Hydrocarbons, based on the price in force and the restrictions existing or to be applied under Colombian law for sale of the dollar portion of hydrocarbons coming from the contract area and destined for domestic refining.

CLAUSE 38 - HYDROCARBON PRICES

38.1 Hydrocarbons belonging to the ASSOCIATE hereunder and destined for domestic refining or supply shall be paid for at the refinery where they are to be processed or at the receiving station agreed to by the Parties, in keeping with current governmental measures or those replacing same.

38.2 Differences arising in the application of this Clause shall be settled via the means set out in this Contract.

CLAUSE 40 - DELEGATION AND ADMINISTRATION

In keeping with ECOPETROL regulations, its President delegates the administration of this contract tothe Vice President for Exploration and Production, with power to take all action pertinent to contract performance. The Vice-President of Exploration and Production may exercise this delegation via the Assistant Vice President for Joint Operations.

CLAUSE 41 - VALIDITY

This contract must be approved by the Ministry of Mines & Energy in order to be valid (and the incorporation and approval of the Colombian branch, if pertinent.

In witness whereof, the parties sin in the presence of witnesses in Santa Fe de Bogota, on the 30th day of the month of December,nineteen hundred and ninety seven (1997)

EMPRESA COLOMBIANA DE PETROLEOS
ECOPETROL

ENRIQUE AMOROCHO CORTEZ
President

SEVEN SEAS PETROLUEM COLOMBIA INC.
Gustavo Vasco Munoz
Legal Representative


Witnesses

EMPRESA COLOMBIANA DE PETROLEOS

Calculation of area, director and distances using Gauss coordinates, origin Santafe de Bogota.
Data and results of MONTECRISTO sector




POINT NORTH         EAST               DISTANCE       DIF. N.          DIF. E     DIRECTION
A    1,402900.00    1,020,000.00      6,410.00          0.0           6,410.00      East
B    1,402,900.00   1,026,410.00      2,790.00          0.0           2,790.00      East
C    1,402,900.00   1,029,200.00      27,200.00         -27,200.00    0.00          South
D    1,375,700.00   1,029,200.00      23,120.00         0.00          23,120.00     East
E    1,375,700.00   1,052,320.00      4,088.76          - 4,012.22    787.44        S 1 1.6'1 3' 0.551 E
F    1,371,687.78   1,053,107.44      14,183.60         114,132.11    - 1,207.44    S 4 53, 0" 0.460 W
G    1,357,555.67   1,051,900.00      5,867.32          0.00          - 5,867.32    West
H    1,357,555.67   1,046,032.68      8,027.36          - 6,555.67    - 4,632.68    S35 14, 51- 0.407w
I    1,351,000.00   1,041,400.00      4,900.00          -4,900.00     0.00          South
J    1,346,100.00   1,041,400.00      8,094.01          -12.00        8,094.00      S 89,54'54' 0.196E
K    1,346,088.00   1,049,494.00      19,274.23         14,640.00     -12,536.60    S40 34'27" 0.390 W
L    1,331,448.00   1,036,957.40      2,096.62          - 1,878.98    - 930.20      S26 20'16'.0.725E
M    1,329,569.02   1,037,887.60      20,887.60         0.04          -20,887.60    N89 59'59" 0.605 W
N    1,329,569.06   1,017,000.00      15,030.94         15,030.94     0.00          North
O    1,344,600.00   1,017,000.00      3,000.00          0.00          3,00          0.00 East
P    1,344,600.00   1,020,000.00      - W,300.00        58,300.00     0.00          North
A    1,402,900.00   1,020,000.00

POLYGONAL AREA: 151,933 HECTARES, 5,950 M2

                      CONTENTS
                                                                         Page
PART I - TECHNICAL ASPECTS
Section One - Exploration                                                 1

CLAUSE 1     INFORMATION TO BE SUPPLIED DURING EXPLORATION                1

CLAUSE 2     AREAS DEVOLUTION                                             4

Section Two - Production                                                  1

CLAUSE 3     EXTENSIVE PRODUCTION TESTS                                   5

CLAUSE 4     COMMERCIAL FIELD                                             6

CLAUSE 5     OWN RISK MODALITY                                            6

CLAUSE 6     OPERATIONS INSPECTION                                        7

CLAUSE 7     PRODUCTION                                                   7

CLAUSE 8     HYDROCARBON DISTRIBUTION AND AVAILABILITY                    7

CLAUSE 9     EXPORT HYDROCARBON SUPPLY                                    8

PART II - ACCOUNTING AND FINANCIAL ASPECTS
Section One - Programs and Budgets                                        8

CLAUSE 10    EXPLORATION PROGRAMS AND BUDGETS                             8

CLAUSE 11    PRODUCTION PROGRAMS AND BUDGETS                              8

CLAUSE 12    BUDGET MANUAL                                                8

CLAUSE 13    INCOME BUDGET                                                9

CLAUSE 14    EXPENSES BUDGET                                             10

CLAUSE 15    OTHER PROVISIONS                                            17

Section Two . Accounting procedures                                      17

CLAUSE 16    ACCOUNTING PROCEDURE                                        20



CLAUSE 17    CASH CALLS, BILLS AND ADJUSTMENTS                           21

CLAUSE 18    CHARGES                                                     23

CLAUSE 19    CREDITS                                                     27

CLAUSE 20    DISPOSAL OF EXCESS MATERIAL AND EQUIPMENT                   28

CLAUSE 21    INVENTORY                                                   28

CLAUSE 22    AUDIT                                                       30

CLAUSE 23    FEES TABLE                                                  30

CLAUSE 24    CONTRIBUTIONS IN KIND                                       32
PART III - ADMINISTRATIVE ASPECTS AND SUNDRY PROVISIONS
Section One - The Executive Committee                                    32

CLAUSE 25    OPERATING CONDITIONS                                        32
Section Two - Subcommittees

CLAUSE 26    SUBCOMMITTEES ORGANIZATION                                  33
Section Three - Operator

CLAUSE 27    RIGHTS AND OBLIGATIONS                                      34

Section Four - Contracting Procedures                                    35

CLAUSE 28    SUPPLIERS REGISTER AND LIST OF PROPONENTS                   35

CLAUSE 29    TENDER PROCEDURES                                           35

CLAUSE 30    CONTRACT AWARD AND PURCHASE ORDERS                          37

CLAUSE 31    CONTRACTS AND PURCHASE ORDERS MANAGEMENT                    39

CLAUSE 32    INSURANCE                                                   40

CLAUSE 33    FORCE MAJEURE OR ACTS OF GOD                                40

CLAUSE 34    OPERATION AGREEMENT REVISION                                41

                      EXHIBIT B TO THE OPERATION AGREEMENT
                    SSOCIATION CONTRACT "MONECRISTO" SECTOR

                         EXHIBIT B - OPERATION AGREEMENT

                  EXHIBIT TO "MONTECRISTO" ASSOCIATION CONTRACT

Entered into between EMPRESA COLOMBIANA DE PETROLEOS ECOPETROL and SEVEN SEAS PETROLEUM COLOMBIA INC., with Effective Date on the 28th day of the month of February, nineteen hundred ninety-eight (1998), hereinafter the Contract.

                           PART I- TECHNICAL FACTORS.

CLAUSE 1 - INFORMATION SUPPLY DURING EXPLORATION

Geological and geophysical information to be supplied by the ASSOCIATE to ECOPETROL shall be provided according to international standards accepted by the industry, compatible with standards applied by ECOPETROL (included in ECOPETROL Information Supply Manual) to enable regional sedimentary basins evaluation. To complement Contract Clause 6 (section 6.2) the ASSOCIATE or the Operator shall deliver to ECOPETROL, as obtained, the following information associated to exploration activities conducted by the ASSOCIATE:

1.1 Geological, geophysical, magnetometric, gravimetric, remote sensors, electric meters information and in general any Exploration Work conducted by the

ASSOCIATE in development of the Contract, shall be submitted in magnetic media, original and reproducible copy with the respective support information, including acquisition and interpretation maps, acquired data processing and interpretation.

1.2 Processed seismic section for each line, obtained in two scales, together with an interpretation report containing: information used, background, seismic programs, geological information and geophysical, geological and economic considerations supporting technical conclusions and recommendations.

1.3 Two (2) sets of seismic lines magnetic tapes, one of them containing demultiplexed information and the other containing stack information and the respective support information and processing report. In the event of vibration a copy of the field tape instead of demultiplexed tape shall be delivered.

1.4 Seismic programsshooting points map in reproducible sepia and copy, containing coordinates and elevations identification. This information shall also be supplied in magnetic tape.

1.5 Magnetic and gravimetric profiles and residual maps in reproducible originals, copies and magnetic tapes including all information generated.

1.6 Seismic, gravimetric and magnetometric interpretation report, together with all interpreted sections profiles and maps submitted in accordance with ECOPETROL standards for this type of information.

1.7 Geological, structural, isopachous, isolitic, facies, seismic, etc. maps of the Contract Area in reproducible sepia and copies in scales determined by ECOPETROL for each basin.

1.8 Before well drilling: Intention to drill (Ministry of Mines and Energy Form 4-CR), drilling program, well location map, prospect area isochrone or structural map and drilling geological prognosis, duly approved by the Ministry of Mines and Energy. Exploration wells location shall be referred to the seismic maps on which basis the prospect was defined. At each Exploration Well to be drilled in the Contract Area, a geodesic precision point accepted by "Instituto Geografico Agustin Codazzi - IGAC", obtained by satellite shall be materialized with its respective azimuth line.

1.9 Daily drilling and geology reports. These reports shall be directly delivered to ECOPETROL, preferably via fax and shall contain basic well information, drilling conditions, drilling fluid properties, Hydrocarbon expressions as obtained, penetrated geological formations description and daily and accumulated costs together with the program to be developed.

The ASSOCIATE or the Operator shall report sufficiently in advance to ECOPETROL on electric logging, cores sampling and test to be performed for ECOPETROL to send a representative to witness all operations.

1.10 Copy of bi-weekly reports forwarded to the Ministry of Mines and Energy (Form 5CR).

1.11 Final geology report: This report is mandatory for any well drilled in the country, whether exploraton, stratigraphic or development and shall be submitted in Spanish by a registered geologist no later than ninety (90) days after well completion or abandonment; the report shall include the following information by chapters;

1.11.1 A summary of all activities developed during drilling


1.11.2 Well location and 1:250,000 scale maps

1.11.3 Stratigrapy: Shall include the stratigraphic column, environments determination and each drilled formation age.

1.11.4 Biosratigraphy: shall include dispersion charts, analysis conducted and potential correlation.

1.11.5 Geochemistry: shall include all analysis performed both on ditch samples and each of the recovered cores.

1.11.6 Electric logging: shall include all RW, SW determination calculations. Speed logging analysis shall be included in this chapter.

1.11.7 Formation tests: shall include all results obtained from each of the tests taken and water and Hydrocarbon laboratory analysis.

1.11.8 The Final Geological Report shall be accompanied of the following exhibits:

Exhibit A: Description of ditch samples taken every ten (10) feet.

Exhibit B: Detailed description of cores and wall samples recovered.

Exhibit C: All cores and wall samples lab analysis.

Exhibit D: Composed graphic log in reproducible sepia and copy in 1:500 scale. For the different lithologies included in the composed graph log symbols used for such cases by the American Association of Petroleum Geologists (AAPG) shall be used.

Exhibit E: Final report issued by the well logging company, including the "Grapholog".

1.12 Reproducible sepias and copies of each well logs including speed logging in 1:200 and 1:500 scales. Additionally deliver magnetic tapes in LIS format containing all logs, accompanied of computer tabulates using forms provided by ECOPETROL for such cases.

1.13 Formation and/or production tests report including bottom pressure analysis (open and closed well).

1.14 Shall deliver to ECOPETROL two sets of ditch samples, one of them unwashed taken every thirty (30) feet and the other dy taken every ten (10) feet including a detailed lithological samples description.

1.15 Coring report, when performed, including a detailed description thereof and all analysis performed. Together with this report the ASSOCIATE shall deliver to ECOPETROL photographs and fifty percent (50%) core.

1.16 Report all materials used for drilling.

1.17 Biostratigraphic reports including the respective dispersion chart. These analyses shall be performed for Exploration wells considering this information defines sedimentation environments and each drilled formation age. This type of analyses may also be performed on the different cores recovered.

1.18 Geochemical ditch, wall and core samples analysis.

1.19 Official well completion, plugging or abandonment report (form 6CR or 10A
CR) and in general, any other report referring to well completion (subsequent work, multiple completion).

1.20 Final well report. Shall include all engineering information and a final geologic report summary. Shall be submitted in Spanish no later than ninety (90) days after well completion or abandonment, and approved by a duly registered Petroleum engineer.

1.21 Copy of the Annual Technical report (Geology and Geophysics and Engineering Report) including the respective supports, submitted to the Ministry of Mines and Energy according to applicable legal regulations.

1.22 Any other engineering or geology study conducted.

CLAUSE 2 - AREAS DEVOLUTION

Areas to be returned to ECOPETROL by the ASSOCIATE, according to Contract Clause 8, shall be, as far as possible, regular polygonal lots to facilitate boundaries determination without prejudice of commercial areas.

                            Section Two - Production

CLAUSE 3 - EXTENSIVE PRODUCTION TESTS

The following will be the procedures applied to extensive Hydrocarbon production tests management previous Commercial Field acceptance.

3.1 For obtained volumes management and handling, tests permit shall have been obtained from the Ministry of Mines and Energy and accepted by ECOPETROL.
3.2 Production obtained from tests will be distributed according to proportions provided under the Contract Clause 14 (section 14.2), after discounting twenty percent (20%) royalties, according to Contract Clause 13; ECOPETROL will be responsible of direct payment thereof.

3.3 Test volumes produced will be recovered from the well during the maximum test period approved by the Ministry of Mines and Energy under the respective permit, discounting any Hydrocarbon volume consumed for operations.

3.4 The ASSOCIATE will be responsible of one hundred percent (100%) expenses incurred during the production test period, which shall be charged as higher well value and taken as direct cost for reimbursement purposes, according to disbursement origin.

3.5 The ASSOCIATE shall enter into the necessary agreements with the transport to provide Hydrocarbon transportation. Hydrocarbon ECOPETROL is entitled to plus royalties transportation will be paid by ECOPETROL after receiving the respective bills and supports.

3.6 ECOPETROL shall have advanced knowledge of the Hydrocarbon transportation contract and shall approve it before extensive production tests start.

3.7 The ASSOCIATE shall maintain ECOPETROL duly informed about the production test program and shall deliver any permits required from government authorities, as well as any other information as obtained.

3.8 In the event Hydrocarbon is used for reimbursement, bills shall be submitted each month from well production start.

CLAUSE 4 - COMMERCIAL FIELD

4.1 After the ASSOCIATE has obtained sufficient information related to Field development, the ASSOCIATE shall conduct a study to define petrophysical parameters, better productive area boundaries and reserves calculation. The study shall be conducted by the ASSOCIATE, at its expense, applying available technical methods in the country or abroad; and when the circumstances so require the pertinent revisions shall be made.

4.2 For new facilities or expansions/modifications, basic production and detailed engineering designshall be submitted to the Technical Subcommittee for consideration.

4.3 Production facilities engineering shall be contracted with domestic companies except if in the opinion of the Technical Subcommittee technological complexity requires assistance from a foreign company, preferably in consortium with a domestic company.

4.4 Final mechanical completion of wells to become Joint Account property shall be agreed by the Technical Subcommittee. Such Exploration Wells Reimbursement will be subject to Contract Clause 9 (sections 9.2.2, 9.2.3 and 9.2.4).

4.5 Regarding dry Exploration Wells, the ASSOCIATE shall abandon subject to applicable legal and environmental regulations.

CLAUSE 5 - OWN RISK MODALITY

5.1 Reimbursement refers to two hundred percent (200%) total work developed at the ASSOCIATE's own expense and risk to produce the respective Field and up to fifty percent (50%) Direct Exploration Costs incurred by the ASSOCIATE at its own expense and risk within the Contract Area before the respective Field commercial feasibility studies submittal date. ECOPETROL shall audit to determine reimbursable investments.

5.2 During the Own Risk Field production, the ASSOCIATE shall deliver to ECOPETROL a quarterly report including all technical, economic, legal and administrative information such as contracts entered into, wells completion, flow lines, production facilities, metering systems, storage capacity, production wells, restriction orifices, production reports, economic studies, etc. Different Contract Clause and clarifications herein are understood fully applicable in the event of Contract Clause 21 "One of the Parties Own Risk Operations" for timely information, technical reserves control and all other administrative activities purposes.

CLAUSE 6 - OPERATIONS INSPECTION

Regarding activities developed in the Contract Area inspection and audit, ECOPETROL will have the right to send its representatives to the field. The ASSOCIATE or the Operator shall provide the officer designated by ECOPETROL stay conditions imilar to those provided it engineers.

CLAUSE 7 - PRODUCTION

7.1 The Operator shall also deliver to the Parties any information on technical production improvements developed during the Production Period.

7.2 For Hydrocarbon losses and environmental damage control and prevention, the Operator and the Parties shall take the necessary measures applying methods generally accepted by the Oil industry to prevent Hydrocarbon losses or spilling in any way during drilling, production, transportation and storage activities.

7.3 The Operator shall keep daily Hydrocarbon consume, if any, operation records and shall submit a monthly Hydrocarbon consume report accompanied of forms provided by the Ministry of Mines and Energy for such purpose.

CLAUSE 8 - HYDROCARBON DISTRIBUTION AND AVAILABILITY

Pursuant to Contract Clause 14 (section 14.4), the Operator shall be responsible of metering, sampling and controlling Hydrocarbon quality in accordance with standards and methods accepted by the oil industry (ASTM, AGA, and API) and applicable legal regulations referring to net Hydrocarbon received and delivered at standard conditions volumes calculation.

Hydrocarbon volumes accepted by the Operator for transportation will be determined using meters installed by the Operator for such purpose in receiving stations and points of delivery.

CLAUSE 9 - EXPORT HYDROCARBON SUPPLY

For Contract Clause 14 purposes, the ASSOCIATE's Hydrocarbon exports shall take into consideration primarily country needs before exporting Hydrocarbon subject to legal regulations on the matter.

                   PART II - ACCOUNTING AND FINANCIAL MATTERS

                       Section One - Programs and Budgets

CLAUSE 10 - PRODUCTION PROGRAMS AND BUDGET

10.1 Pursuant to Contract Clause 7, the ASSOCIATE shall deliver to ECOPETROL within sixty (60) days following Contract signature date, the programs, schedule of activities and the budget to be executed in the short term (the following year) and the following two (2) years estimated budget projection roken down by type of Exploration Work to be developed and indicating the disbursement currency. After the first year, the ASSOCIATE shall submit the aforementioned information within the first ten (10) calendar days each year.

10.2 The ASSOCIATE shall submit on a quarterly basis, within fifteen (15) calendar days following the respective quarter end, the technical and financial report provided in Contract Clause 7.

CLAUSE 11 - PRODUCTION PROGRAMS AND BUDGETS

11.1 For Contract Clause 11 effects, the Operator shall submit a Field development plan proposal envisaging in detail the short and mid term. The short term budget shall be submitted by year and by quarter to facilitate execution and to prepare the respective treasury flows.

11.2 The Operator shall submit to ECOPETROL the Commercial Field organization chart which shall be agreed at Technical Subcommittee level and approved by the Executive Committee.

CLAUSE 12 - BUDGET MANUAL

Standards and procedures listed below constitute the budget manual applicable to Budgets preparation, submittal and control during production of Commercial Field or Fields discovered in development of the Contract. This manual has three (3) parts, as follows:

12.1   Income budget

12.2   Expense budget

12.3   Other provisions

CLAUSE 13 - INCOME BUDGET

This budget is in turn divided into two (2) sections: current income budget and capital contributions.

13.1 Current Income

Covers all contributions regularly obtained to the favor of the Joint Account and foreseeable by the Operator. Includes the following items as the case may be:

13.1.1 Sale of products:

Income from Operator Hydrocarbon sales to one of the Parties or to third parties on behalf of the Association (such sales are understood other than each of the Parties participation in the Association).

13.1.2 Services Provided:

Covers all services provided by the Operator to one of the Parties or to third parties, according to fees agreed by Subcommittees and approved by the Executive Committee.

13.1.3 Disposal of asses or materials:

Covers equipment or materials sold by the Operator to the Parties or to third parties subject to this Agreement Clause 20 (section 20.2) provisions.

13.1.4 Other income

Includes all funds received by the Operator and destined to the Joint Account, on the account of transitory financial investments and all other income projected by the Operator.

13.2 Capital contributions:

Refers to all contributions received by the Operator on the account of cash calls delivered by the each of the Parties according to Contract participation. Such income is designated cash calls and is managed on the basis of procedures provided under this Agreement Clause 15 (section 15.5).

CLAUSE 14 - EXPENSE BUDGET

As previous step to budget preparation, the Executive Committee will have the respective Subcommittees determine general policies and parameters to be taken into account to prepare the budget plan for the respective Commercial Field. The expense or appropriations budget includes the operation expenses budget and the investment budget. Each of these Budgets will be prepared according to monetary origin, whether pesos or dollars.

14.1 Operation Expenses Budget

The operation budget will be prepared by the Operator on the basis of standards and policies on the matter issued by the Association Executive Committee pursuant to Contract Clause 19 (section 19.3.5) and on the basis of economic parameters and indexes defined by the Joint Operation as the most representative for the budget term.

14.1 Preparation Procedure

The Operator shall submit the operation expense budget identifying Joint Operation needs and broken down by expense item according to classification provided in this Agreement Clause 14 (section 14.1.2).

Cost factors used to evaluate the different activities programmed to be developed during the Budget year will refer to actual figures known upon budget preparation or the best information available. In all cases the operation expenses budget will be calculated taking into consideration costs require by units which directly provide their services to the Joint Operation and shall be, therefore, one hundred percent (100%) assumed by the Joint Account and charged to the Parties in the proportion provided under Contract Clause 22 (section 22.6.1). Indirect Expenses to be assumed by the Joint Account will be charged to the Parties and determined as provided under Contract Clause 22 (section 22.6.2).

14.1.2 Expenses Budget Classification

For all expenses budget submittal purposes, the budget will be divided into programs, groups and expense items. Budget expense programs represent homogeneous activities required to develop the Joint Operation, including programs associated to investment. Each of the programs numerical and sequential expense groups reflect the expense objective, shall be duly supported and explained and separated by expense item. The following are major expense items to be used

14.1.2.1 Organization chart expenses

Salaries
Fringe Benefits and parafiscal contributions

14.1.2.2 Operation materials and supplies

Repair and maintenance materials

14.1.2.3 Contracted services

Technical field operation and maintenance services
Services provided by the Operator
Other services

14.1.2.4 Overhead

Equipment and Office leases
Shared expenses
Insurance
Utilities
Assistance to the community
Other overhead

14.1.2.5 Environmental management

Materials
Contracted services
Other expenses

14.1.2.6 Aggregated value tax - IVA

14.1.2.7 Indirect expenses

14.1.3 Calculation base

Operation expenses budget calculation basis will be the following:

The salaries and fringe benefits budget will be calculated on the basis of organization charts approved for the Association and estimates will be subject to this Agreement Clause 18 (section 18.1.1). Salaries, fringe benefits and all other voluntary bonus to domestic and foreign personnel will be separately listed by disbursement origin for Association Subcommittees and Executive Committee information purposes.

Materials and supplies costs estimates will be based onactual prices or updated quotations and, in general on the basis of the best information available.

Import expenses will be based on subsequently imported materials and/or equipment FOB prices taking into account the following factors: freight, insurance, Colombian ports use taxes, import taxes and all other import expenses.

Contracted operation and maintenance services value will be estimated on the basis of contracts entered into or to be entered into by the Joint Operation upon Budget preparation.

Indirect expenses to be assumed by the Joint Account for services provided or to be provided by the Operator will be calculated according to procedures provided in Contract Clause 22 (section 22.6.2).

The environmental expenses budget objective is to appropriate the necessary annual funds to comply with environmental regulations.

Overhead will be calculated on the basis of concrete needs required by the Joint Operation in development of its normal activities. Shared expenses are disbursements to be assumed by the Joint Account as a result of facilities and/or services shared by Fields or Associations. The budget and these Joint Account charges shall be recommended by the Association Subcommittee and approved by the Executive Committee. Assistance to the community will be budgeted on the basis of petitions from interested parties and policies dictated by the Executive Committee. Under special conditions so deserving the Operator will have the right to accept petitions according to procedures, previous notice to each of the Parties.

14.1.4       Budget execution.

Operation expenses budget execution will be based on the following considerations:

14.1.4.1 All services, purchases or contracts charged to the Joint Account as operation expenses shall be budgeted and fully justified.

14.1.4.2 If the service or activity to be contracted does not imply disbursements exceeding the limits provided for the Joint Operation, the Operator will be fully autonomous to contract subject to internal responsibility and authorityprocedures.

14.1.4.3 Purchases, contracts or any other act implying a higher partial or global cost exceeding limits provided shall be previously submitted to the Association Technical Subcommittee for study and recommendation.

14.1.5 Budget Execution Control.

Expenses budget execution control will be the responsibility of the Operator which shall monitor correct expenses appropriation.

During the first fifteen (15) calendar days following the respective quarter end, the Operator shall prepare a budget report explaining budget execution results, which report shall contain:

14.1.5.1 Accumulated expenses to date broken down by expense item provided under this Agreement Clause 14 (section 14.1.2).

14.1.5.2 Special comments on items which execution has significantly deviated with respect to the average budget or quarterly estimate.

14.1.5.3 Projected expenses to be disbursed on a quarterly basis or the remaining year.

14.1.5.4 Justification of potential budget additions, adjustments or transfers the Operator deems convenient or if proposed by one of the Parties.

14.2 Investment budget

Will be each of the programs and investment projects to be developed by the Joint Operation basic planning, execution and control tool and will be the means to estimate funds required to develop the different programs approved by the Executive Committee.

14.2.1 The investment budget will include the respective entries for the following items:

14.2.1.1 Acquisition of lasting goods, materials and services required to develop the different projects determined by the Association.

14.2.1.2 Acquisition of major equipment and tools destined to Association workshops with the purpose of guaranteeing normal operations development.

14.2.1.3 Constructions and/or buildings expansion as required by operations, including facilities destined to Joint Account staff.

14.2.2 Investment budget classification For investment budget submittal purposes, the budget will be grouped by programs and projects. Each Budget programs in numerical orderwill reflect groups of common objective projects to be developed by the Operator for the Joint Operation. Each Program project in numerical sequential order will be duly supported and explained. The following are major activities and project types to be used:

14.2.2.1 Development wells Pumping or surface equipment, recompletion and services to wells potentially capitalized.
Production wells
Locations

14.2.2.2 Production facilities Hydrocarbon collection system Storage system Hydrocarbon treatment system Improved recovery system Pumping Stations Transfer lines Other

14.2.2.3 Civil works
Roads
Bridges

Construction (camps, workshops, warehouses, offices)

14.2.2.4 Other assets
Automotive equipment
Fire fighting equipment
Communications equipment
Office equipment
Electromechanical maintenance equipment
Major tools
Cleaning or workover equipment

14.2.2.5 Special Projects
Environmental management
Deposits studies
Simulation studies
Interference tests

14.2.2.6 Warehouses
For projects
For maintenance materials

14.2.2.7 Each of these project may be divided into as may subprojects as necessary, always maintaining uniform identification to be finally submitted by project, according to the above classification and using for such purpose forms provided by ECOPETROL, which may be adapted by mutual agreement of the Parties by the Financial Subcommittee. With the purpose of further clarifying investment budget preparation, the following shall be taken into consideration:


14.2.2.7.1 Maintenance projects Refers to all investments in equipment, materials and constructions destined to maintain the facilities in efficient operation conditions subject to original capacity and yield limits.

14.2.2.7.2 Expansion projects Areinvestments with the purpose of increasing facilities capacity, increasing authorized automotive equipment number, office equipment, etc.

14.2.2.7.3 Special Projects Will include all projects which value, importance for industrial activities or impact at the social or ecological level deserves a special clssification.

14.2.3 Each and all investment budget projects shall be fully justified and analyzed before including in the general budget. In this sense, the Operator shall prepare an initial investment project containing the following general information: Needs analysis Project justification General project description Estimated investment value Schedule of activities Project critical route Economic assessment Theinitial investment project containing the above information in addition to any other information deemed necessary for evaluation, will be jointly studied by Association Subcommittees which will recommend or object project feasibility on the basis of policies dictated by the Executive Committee.

After the Subcommittees have recommended a given project, such project will be included in the general budget to the approved by the Association Executive Committee.

All general information included in each project justification will be recorded in a technical-financial Exhibit to serve as support to budget submittal and approval by the Executive Committee.

14.2.4 Budget consolidation
After determining Joint Operation needs, the Operator will consolidate each of the Commercial Fields expenses and investment budget according to classification provided in this Agreement Clause 14 (sections 14.1.2 and 14.2.2, respectively) and will submit to the Executive Committee for final approval. Both the expense budget and the investment budget will be listed in four (4) columns showing dollars origin accrual and pesos origin accrual, a dollar consolidated and a pesos consolidated, on the basis of the respective year exchange rate projection.

Additionally, the Operator shall prepare, for information purposes, a schedule of disbursements indicating short term funds requirements broken down by quarter and currency origin, at group expense and investment program level.

14.2.5 Budget execution

In all cases the Operator is empowered to make all operation expenses and investments required by the Joint Operation according to aproved Budget not to exceed ten percent (10%) appropriations assigned to each expense group and to each project during the respective budget term (Contract Clause 11, section 11.5). Budget execution will be the responsibility of the different Operator units subject to previously determined execution schedule.

Appropriations assigned each project will be identified using a previously defined code to be used in all documents associated to Budget Execution procedures.

14.2.6 Budget Control.

The Operator will be responsible of developing each of the programs and investment projects and shall account for execution thereof subject to approval conditions.

Additionally, the Operator will be responsible of monitoring timely and correct projects development. In the event any trouble preventing normal projects development arises, the Operator shall forthwith report such trouble in writing to the Parties for trouble encountered to be solved. The Operator, as the person responsible of the development plan, programs and projects, shall prepare quarterly reports on budget and technical progress thereof to be delivered to each of the Parties for study and subsequent approval by the Association Executive Committee.

The quarterly report shall be prepared and submitted by the Operator within fifteen (15) calendar days following each quarter end and shall contain the following information:

Period covered by the report.
Project code and description
Total project budget

Financial progress from start to closing date. Investments by current year project accumulated to date.

Technical work progress

Quarterly projection of work to be developed for the remaining year, for information purposes.

14.2.7 Investments during the Retention Period

Investments during the Retention Period will be assumed by the Association Joint Account or by the ASSOCIATE, depending on whether ECOPETROL has accepted Field commercial feasibility.

CLAUSE 15 - OTHER PROVISIONS

15.1 Budget additions.

In the event during Budget execution appropriations aproved by the Executive Committee would require additions, the Parties may be required extraordinary amendments to be ratified by the Executive Committee at its next meeting.

Expenses and investment Budgets additions or transfer requests may be periodically submitted when the Executive Committee holds its regular meetings.

However, the Executive Committee will have the right to meet on an extraordinary basis to discuss budget issues any time a special situation so deserves.

Therefore, every time a budget revision is requested, the Operator shall start the respective procedures duly in advance submitting the requests to the respective Subcommittee for study and subsequent recommendation to the Executive Committee.

In any case, budget addition requests shall be fully justified explaining the reasons originating appropriated entries variation and including the respective technical and financial exhibits provided un this Agreement Clause 14 (section 14.2.3).

15.2 Budget transfers.

Appropriations carried from one year to the next due to projects not concluded during the budgeted term (for reasons such as lack of equipment, import procedures, bad weather, etc.) will be deemed budget transfers.

Nondeveloped project full value will be carried to the following year budget and will be subject to Executive Committee approval. These projects will be expressly included in the budget taking into account the disbursement schedule provided in this Agreement Clause 15 (section 15.4). Additionally, budget transfers will originate an exhibit explaining budget transfer causes and how will the budget be executed within the next term.

15.3 Approvals.

The Executive Committee will be the body in charge of approving the programs and the budget recommended by Association Subcommittees and to authorize the Operator to purchase or contract on behalf of he Association all goods and services required by the Joint Operation.

15.4   Disbursement schedule.

Together with the budget recommended by the Association Subcommittees, the Execuive Committee will approve the quarterly budget submitted by the Operator for the immediately following year which will serve as the basis to calculate monthly cash calls.

15.5 Cash calls.

Cash calls or funds advances will be placed by the Operator to each of the Parties on the basis of obligations assumed by the Joint Operation for the month immediately following the cash call, consulting the Budget approved by the last Executive Committee and the projected cash flow. Cash calls under this Clause will be deposited in a bank account opened by the Operator for such purpose to be exclusively used by the Joint Operation. Cash calls preparation and submittal shall be subject to the following requirements:

15.5.1 Preparation

On the basis of the approved budget and obligations assumed by the Association in the subsequent month, the Operator will prepare cash calls taking into account the following conditions:

15.5.1.1 The Operator will place a separate cash call for each of the producing Commercial Fields in the Contract Area, identifying pesos and dollars expenses and investments according to projected disbursement origin.

15.5.1.2 The cash call shall be open by programs and project in the event of investments and by group and expense item in the event of expenses, as shown in the budget approved by the Executive Committee.

15.5.1.3 For each of the projects and expense group listed in the cash call to be considered, it must be included in the budget; otherwise, total cash call value will be discounted.

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15.5.1.4 Projects and expense groups budgeted value shall be sufficient.
Nonetheless, in special cases, the value appropriated for the term may be exceeded by ten percent (10%) according to Contract Clause 11 (section 11.5).

15.5.2 Submittal

Every cash call will be submitted for processing using the form previously agreed by the Parties in the Financial Subcommittee and shall show actual and estimated expense charges and will include the following documents:

15.5.2.1 Cash call letter

15.5.2.2 Cash call formshowing each of the programs, projects or expense item financial status on cash call date, and

15.5.2.3 General comments of the technical nature identifying cash call destination for major projects or expense items.

                       Section Two - Accounting Procedures

CLAUSES 16 - ACCOUNTING PROCEDURE

From Exploration Period start the ASSOCIATE shall deliver to ECOPETROL on a quarterly basis within fifteen (15) calendar days following each quarter end, the exploration costs report provided in Contract Clause 7, expressly identifying Direct Exploration Costs subject to reimbursement pursuant to Contract Clause 9.2.2, as detailed in the budget indicating the disbursement currency and a US dollars consolidated. Additionally, and in the same report the ASSOCIATE shall include the preliminary accumulated value to be included as R Factor denominator provided in Contract Clause 14 (section 14.2.3), clearly showing Direct Exploration Costs detail and calculation parameters applied. It is hereby understood that Direct Exploration Costs reported by the ASSOCIATE will only be firm after ECOPETROL has audited and accepted such costs.

During the Production period. credits and charges incurred by the interested Parties and covering operations defined in the Contract, will be subject to the following conditions: All charges will go to the Joint Account to be opened as provided under Contract Clause 22. The Joint Account defined in Contract Clause 4 (section 4.7) will be divided into three major records as follows:

16.1 General Joint Account (clarification, charges and entries). This account will record all movement as detailed below and will be fully distributed to the Parties on a monthly basis, in the proportion of fifty percent (50%) to ECOPETROL and fifty percent (50%) to the ASSOCIATE with respect to investments, and in the proportion provided in Contract Clause 22 (sections 22.6.1 and 22.6.2) for Direct Expenses and Indirect Expenses, that is, will serve as the basis for monthly billing as therein provided, laving a zero (0) balance each month. All accounting transactions associated to this account will be recorded by the Operator in Colombian pesos subject to the laws of the Republic of Colombia, but the operator will have the right to, in turn, keep ancillary records showing disbursements incurred in any currency other than Colombian pesos.

16.2 Operation Joint Account. This account will record cash calls received from the Parties and credit charges associated to their billing and shall show all times a balance to the favor or against each of the Parties, as the case may be. This account will be divided into sub-accounts according to transaction currency origin, whether pesos of dollars.

16.3 Joint property records. The Operator shall keep under the Joint Account records of all goods acquired and subject to inventory indicating each asset in detail, acquisition date and original cost. Accounts mentioned in this Agreement Clause 16 (sections 16.1, 16.2 and 16.3) will form part of the Operator's official accounting records but shall not mix with accounting records other than the Joint Account. The three accounts will be subject to this Agreement Clause 22.

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16.4 The Operator shall deliver to ECOPETROL on a monthly basis, together with information provided in this Agreement Clause 17 (section 17.2.2) in the form of a separate exhibit, R Factor parameters and calculation pursuant to Contract Clause 13 (section 14.2.3).

CLAUSE 17 - CASH CALLS, BILLING AND ADJUSTMENTS

17.1 Cash calls. Although the Operator will pay and discharge in the first place all costs and expenses incurred according to the Contract, charging each Party's participation percentage, it is hereby agreed, with the purpose of funding such participation, that each of the Parties, upon request from the Operator and as provided further below, shall deliver cash calls to the Operator, from Commercial Field acceptance by the Parties and no later than within the first five (5) calendar days each month, the respective month's estimated operations expenses ortion. The cash call shall be accompanied to detailed information as provided under clause 15 (section 15.5.1.2) hereof. Such cash calls will be made in US dollars or Colombian pesos, according to needs contemplated in the budget and cash calls prepared by the Operator. The Operator shall place the cask call within the first twenty (20) calendar days the month immediately prior to the month when the cash call is to be delivered. If the Operator would have to incur in extraordinary expenses not contemplated under the monthly cash call, the Operator shall make special cash calls to the Parties covering such disbursements participation. Each participant shall advance its proportional funds within fifteen (15) calendar days following the Operator cash call.

17.2   Billing

17.2.1 The Operator shall prepare an initial bill to ECOPETROL after each Commercial Field acceptance covering fifty percent (50%) Direct Exploration Costs incurred before submitting each discovered Commercial Field commercial feasibility studies, which costs have been audited and accepted by ECOPETROL according to Clause 22 hereof. Exploration wells costs will include all costs incurred to drill, terminate and test in the event of producing wells and dry Exploration Wells abandonment costs. Said bill shall also include fifty percent (50%) additional work costs provided in Contract Clause 9 (section 9.3) which will be paid according to said Clause. Said bill shall include a costs summary separately stating the investment and expenses currency, that is, Colombian pesos or US dollars.

17.2.2 From the initial bill date on, the Operator will bill the Parties, within fifteen (15) calendar days following the last day each month, its proportional participation in costs and expenses for the month. Bills shall list Operator accounting procedures details, including a detailed accounts summary, separately listing costs and expenses originated in dollars or in pesos.

17.3 Adjustments. Bills will be adjusted by he Operator and the Parties after subtractingcash calls in dollars and pesos.

If any of the Parties' cash calls differ from their participation in actual costs determined for each period, the difference will be adjusted in the following month's bills.

17.4 Bills acceptance. Bills payment will not affect the Parties right to oppose or inquire about bills accuracy subject to Contract Clause 22 (section 22.7) provisions.

CLAUSE 18 - CHARGES

Subject to limitations described below, the Operator will charge the Joint Account and bill each of the Parties according to percentages provided under this Agreement Clause 16 (section 16.1), the following expenses:

18.1 Labor

18.1.1 Domestic and foreign employees

18.1.1.1 Operator's employees salaries if directly working for the Joint

Operation, including overtime, night overcharge, Sundays and holidays and the respective compensation rest payment and in general any salary payment.

18.1.1.2 Fringe benefits, indemnification, insurance, subsidies and bonus and in general any benefit other than salary granted workers and/or their families or dependents, whether individually or collectively or granted in virtue of the work contract, the law agreements and/or arbitration awards, with the exception of housing plans in which respect a special agreement will be required. Some of the above could be the following, among other: severance, vacation, retirement and disability pensions, benefits granted retired personnel and their families, benefits and assistance in the event of illness and professional or non professional, accidents, service bonuses, life insurance, contract termination indemnification, union assignments, all type of bonuses, assignments and savings, health and/or education assistance and social security in general. Additionally, contributions to Instituto Colombiano de Bienestar Familiar -ICBF (Family Welfare), Servicio Nacional de Aprendizaje - SENA (National Apprenticeship Service), Instituto de Seguros Sociales - ISS (Social Security) and other similar required.

18.1.1.3 All expenses incurred on behalf f the Joint Operation for camp maintenance and operation, field offices or services facilities. These expenses also include - not taxatively but for information purposes - expenses listed below regardless of whether services are provided gratuitously or for remuneration, or whether to workers, their dependents or relatives or whether voluntary or mandatory. Some of such services are:

18.1.1.3.1 Medical, pharmaceutical, surgical or hospital services.

18.1.1.3.2 Camp and complete services therein, including repair and hygiene.

18.1.1.3.3 Training and qualification costs

18.1.1.3.4 Workers entertainment

18.1.1.3.5 Schools for workers, their children and dependent relatives.

18.1.1.3.6 Security or social assistance plants and camp surveillance.

18.1.1.4 Expenses and services listed in the above Clause 18 (sections 18.1.1.1, 18.1.1.2 and 18.1.1.3) are understood with charge to the Joint Account in the event applicable regulations, collective labor agreements and/or arbitration awards directly or jointly applicable to contractors subcontractors, intermediaries and/or their employees at the service of the operation.

18.1.1.5 Regarding retirement pensions and disability assistance, the Executive Committee will have the right to proceed according to the Social Security and Pensions system provided by Law 100 of 1993 and all other regulating provisions.

18.2 Materials and supplies

Materials and supplies required to develop operations will be charged to the Joint Account. Materials and supplies shall be acquired and stored in the project warehouse or the maintenance material warehouse as convenient for the operation and credited the operation at book cost as they leave the warehouse to be used. Capital equipment units will be directly charged to the Joint Account. The book value is determined as follows:

18.2.1 Book value

Book value is understood as the last average price for warehouse stock on the basis of costs taken from imports calculation worksheets or local cost, as follows:

18.2.1.1 For imported materias, equipment and supplies the book value shall include net manufacturer or supplier bill cost, purchase cost, freight and delivery charges at supply site and port of embarkment, freight to destination port, insurance, import duties or any other tax, cargo handing from the ship to customs warehouse and transportation to operations site.

18.2.1.2 For locally acquired materials, equipment and supplies the book value shall include net seller bill plus sales tax, purchase cost, transportation and insurance and similar costs paid to third parties from the purchase place to operations site.

18.2.1.3 Materials will be charged to the Joint Account according to acquisition currency origin to be subsequently charged to each of the Parties.

18.2.2 Materials devolution to the Joint Account warehouse, as the case may be.

Materials, equipment and supplies returned to the Joint Operation warehouses value will be estimated following the same procedures.

18.2.2.1 New materials will be recorded at book value.

18.2.2.2 The Operator will have the right to reincorporate used materials, in good operating conditions and equipment fit to be subsequently used with no need for repairs to the respective warehouse at seventy five percent (75%) book value, crediting the respective Joint Account project.

18.2.2.3 The Operator will have the right to reincorporate repaired used materials, in good operating conditions to the respective warehouse at fifty percent (50%) book value. When such materials are used again will be charged at the new book value.

18.2.3 Sales by the Parties. Materials, equipment and supplies value sold by the Parties to the Joint Operation will be estimated on the basis of replacement cost agreed by the Parties. The respective transportation costs will be assumed by the Joint Operation. In the event of Joint Operation sales to one of the Parties, goods value will be estimated on the basis of replacement cost agreed by the Parties and transportation costs will be assumed by the buying Party.

18.2.4 Local Mterials transportation

18.2.4.1 Materials shipped by an external carrier at cost according to the carrier company bill.

18.2.4.2 Materials shipped in carrier units property of the Parties, at the rates calculated to cover actual expenses, according to this Agreement Clause 18 (section 18.2 and 23 (section 23.1.1).

18.2.5 Canceled, postponed or changed projects. In the event stock accumulated in the warehouse due to projects approved by the Parties change, postponing or cancellation, such materials cost will be charged to the warehouse account. Such materials may be sold to third parties according to this Agreement Clause 20 (section 20.2.1) and the produce credited to the Joint Account.

Excess material from projects, if such material purchase has been directly charged, shall be returned to the warehouse upon such projects completion and credited to the respective project. The Operator shall report such transaction to the Parties at regular Financial Subcommittee meetings when held.

18.3 Travel expenses

All travel expenses incurred on behalf of the Joint Operation by domestic or foreign personnel, such as transportation, hotels, feeding, etc.

18.4 Service units and facilities

Services provided using equipment and facilities property of either of the Parties will be charged to the Joint Account at reasonable rates as provided in this Agreement Clause 23. Rates determined shall apply until amended by mutual agreement.

18.5 Services

Services provided the Joint Operation by third parties, including contractors, at actual cost. Likewise, technical services such as lab analyses and special studies requiring Technical Subcommittee recommendation and Executive Committee approval.

18.6   Repairs

Repairs to equipment or goods property of any of the Parties destined for Joint Operation use, except if such costs have been previously charged under leases or otherwise.

18.7 Litigation

Joint Operation expenses associated to actual or threatened litigation (including investigation and proof taking), attachments relase, awards or court decisions, legal claims and claim filings, accidents compensation, arrangements in the event of death and funeral, provided such charges have not been acknowledged by an insurance company or covered by the respective charges provided in this Agreement Clause 18 (section 18.1.1). In the event legal counseling is provided on such matters by permanent or external attorneys whose full or partial remuneration has been included in indirect expenses, no additional service charges will be recorded but will be charged to Direct Costs incurred for such proceedings.

18.8 Joint Operation propertied and equipment loss or damage. All costs and expenses required to replace or repair losses or damages caused by fire, floods, storm, robbery or any similar act. The Operator shall notify the Parties in writing any losses or damages suffered, as soon as practical.

18.9 Taxes and leases

Alltaxes paid or accrued in development of the Joint Operation will be charged to the Joint Account, subject to applicable legal provisions.

TheJoint Account will also be charged leases, rights of way and indemnification paid on improvements, soil occupation, etc.

18.10 Insurance

18.10.1 Insurance premiums on insurance taken for the benefit of operations subject to the Contract together will all expenses and indemnification accrued and paid, and all losses, claims and other expenses not covered by insurance companies, including legal counseling mentioned in this Agreement Clause 18 (section 18.7) well be charged to the Joint Account.

18.10.2 In the event no insurance has been taken aforementioned actual expenses incurred and paid by the Operator will also be charged to the Joint Account.

CLAUSE 19- CREDITS

19.1 The Operator shall credit the Joint Account the following income items:

19.1.1 Insurance returns associated to the Joint Operation which premiums have been charged to said operations.

19.1.2 Geological information sales previously authorized by the Parties provided associated recoveries have not been charged to he Joint Account.

19.1.3 The sale of properties, plants, equipment and materials property of the Joint Operation.

19.1.4 Lease rents received, customs taxes or transportation claims refunds, etc. shall be credited to the Joint Operation if rents or refunds associate to such operation.

19.1.5 Any other operational income or contracts authorized by the Executive Committee for the Joint Account service.

19.2 Warranty

In the event of defective equipment when the Operator has received the respective adjustment from the manufacturer or its agents, such amount will be credited to the Joint Operation.

CLAUSE 20 - DISPOSING OF MATERIAL AND EXCESS EQUIPMENT

20.1 Excess materials and equipment

The Operator shall inform the Parties in writing about any Joint Operation excess materials or equipment, thirty (30) days after completing the inventory provided in Clause 21 hereof. Each of the Parties shall designate a representative to review the condition thereof and to determine which materials or equipment may be sold. In the event of usable materials or equipment ECOPETROL will have the first option and the ASSOCIATE will have the second option; such options shall be exercised within sixty (60) days following notice date. In the event the aforementioned parties do not buy the Operator shall notify them in writing and will proceed to auction.

20.2 Disposing of Capital equipment and materials: pursuant to Contract Clause 22 (section 22.9) the Operator will have the right to sell materials and equipment property of the Joint Account subject to the following conditions:

20.2.1 Major material and capital equipment sold by the Operator and previously charged to the Joint Account will be subject to previous Executive Committee approval. The produce thereof will be credited to the Joint Account. For such purpose only, major materials are defined as any assets which estimated sale value exceeds forty thousand US dollars (US$40,000) or the equivalent Colombian currency.

20.2.2 Minor materials charged to the Joint Account andnot required for operations or reincorporated to the respective warehouse may be sold by the Operator and the produce thereof credited to the Joint Account.

20.2.3 Any assets which cost or estimated value exceeds forty thousand US dollars (US$40,000) or the equivalent Colombia currency abandonment or dismantling requires previous Executive Committee authorization.

20.2.4 None of the Parties will have the obligation to purchase the other Party's interest in excess materials, whether new or used. Disposal of major excess materials, such as towers, tanks, engines, pumping units and piping will be subject to Executive Committee approval. The Operator will, however, have the right to reject damaged or unusable materials in any way.

20.2.5 All taxes accrued by reason of Joint Account materials or assets sale or disposal shall be the responsibility of the Operator with charge to the Joint Account.

CLAUSE 21 - INVENTORY

Upon request from ECOPETROL the Operator shall submit the necessary information to analyze warehouse stock and the Parties shall agree upon joint participation to control inventories. The Operator shall provide any facilities required by ECOPETROL to take a fixed assets physical inventory at the Association facilities, previous Financial Subcommittee agreement on the date, time and number of persons designated to take said inventory.

21.1 Inventory and Audit

Subject to applicable regulations and no less than once every three (3) years the Operator shall take all Joint Operation assets inventory.

21.2 The notice of intention to take an inventory shall be given by the Operator in writing to the Parties one (1) month in advance to said inventory taking date for the Parties to be represented. But if one of the Parties is not present the inventory so taken by the Operator shall be no less valid.

21.3 The Operator shall provide the Parties copy of each inventory including copy of the reconciliation and will submit results to the Association
   Subcommittees which shall study the report and propose acton to be taken on the matter.

21.4 Excess and shortage inventory adjustments will be reported to the Executive Committee for consideration and approval.

21.5 At midnight on the last day of the Exploration Period provided, the Parties shall take an inventory of both material in the warehouse property of the Joint Account and extracted products in the collection batteries and piping from collection batteries to storage tanks or in storage tanks all within production fields, and such inventories will be distributed to the Parties, after deducting royalties, in the proportion provided under Contract Clause 13.

CLAUSE 22 - AUDIT

Subject to Clause 17 (section 17.4) hereof the Parties will have the right to have their own Auditors or representatives examine and control Operator's accounting books and records associated to properties and operation activities thereof. However, with the purpose of facilitating Direct Exploration Costs revision under this Agreement Clause 17 (section 17.2.1) as soon as the Operator notifies the Parties any reimbursable Exploration Work initiation, the ASSOCIATE or the Operator shall permit, previous due notice, ECOPETROL auditors to periodically examine such Exploration Work accounts, for the mentioned revision to have been performed under the best conditions and time when the Commercial Field is declared. During audits herein provided representatives from the General Accountant of the Republic will have the right to participate if such body deems convenient. Such audit costs and expenses will be paid by the interested Party.

22.1 After the audit report has been delivered, the ASSOCIATE or the Operator will have a maximum six (6) months term to answer or sustain objections submitted; upon said term expiration if the Operator has not answered, objections will be deemed accepted and consequently the audit will proceed accordingly. Audit notes or comments not resolved within the three (3) following months will be resolved according to Contract clause 20.

CLAUSE 23 - FEES TABLE

23.1 ubject to limitations provided above, services provided the Joint Operation by facilities exclusively owned by ECOPETROL or the ASSOCIATE will be charged the respective fees with the purpose of recovering actual costs. Such costs shall include normal work, salaries, fringe benefits, depreciation costs and other operation expenses taking the following into account:

23.1.1 The transportation units fee usually calculated on the basis of operation time shall include loading and unloading time, the time spent waiting for loading and the time spent waiting to be unloaded. Transportation unit charges assigned the operation shall include Sundays and holidays, except if out of service for repairs.

23.1.2 In the event material required for the mentioned operations is transported together with other material by fluvial or land carrier exclusively owned by ECOPETROL or the ASSOCIATE the charge shall be based on transported tons at rates which shall not exceed commercial rates.

23.2 Equipment and tools lease fees

The procedure to calculate equipment and tools property of the Parties leases, excluding drilling equipment and major equipment which fees must be separately calculated and approved by the Executive Committee, shall cover a depreciation value in addition to a maintenance value and the procedure will be the following:

23.2.1 Equipment description, model, number, purchase date and original cost.

23.2.2 Site where the equipment will be used, reasons for leasing and estimated use period.

23.2.3 Annual equipment depreciation value, calculated on the basis of depreciated book value and remaining useful life (minimum book value to be considered will be ten percent (10%) original cost or the salvage value).

23.2.4 The annual maintenance value will be a percentage of the original cost which will range from five percent (5%) for new equipment to fifteen percent (15%) for depreciated equipment, depending on depreciation period, for instance:

Equipment A: (Five [5] years useful life)

Period (years) 1, 2, 3, 4, 5: one hundred percent (100%) depreciated equipment.

Maintenance: 5, 6, 7, 8, 9: 15%

Equipment B: (Ten [10] years useful life)

Period (years) 1, 2, 3, 4, 5, 6, 7, 8, 9, 10: one hundred percent (100%)
depreciated equipment.

Maintenance: 5, 6, 7, 8, 9, 10, 1,, 12, 13, 14, 15: 15%

Note: Useful life period and depreciation will be determined on the basis of accounting practices applicable to oil operations.

23.2.5 Annual lease fee equals the value provided under Clause 23 (section 23.2.3) hereof plus the value specified in section 23.2.4 hereof.

23.2.6 Monthly or daily equipment lease fee will be as provided under Clause 23 (section 23.2.5) hereof divided into twelve (12) or three hundred and sixty five 365, as the case may be.

23.2.7 No "standby" fee will be charged but this fee will be charged in the event of third parties.

23.2.8 The above lease fees do not include transportation, installation, operation, lubricants and fuel costs which will be charged the operation equipment is destined to.

23.2.9 The above lease fees will apply to eventual equipment and tools one hundred percent (100%) property of the ASSOCIATE or the Operator and vice versa.

23.2.10 In each case, the Technical Subcommittee will recommend the Executive Committee the need to use leased equipment and the Financial Subcommittee will have the right to apply the fee system recommended herein.

23.2.11 Equipment lease fee will be calculated in US dollars but the respective bill will be in pesos at the rate agreed by the Parties.

23.2.12 Warehouses and fixed assets lease fee.

For full or partial use of warehouses property of one of the Parties or the Joint Operation lease fee calculation the procedure agreed by the Financial Subcommittee will apply.

CLAUSE 24 - CONTRIBUTIONS IN KIND

ECOPETROL or the ASSOCIATE shall contribute in kind any materials deemed convenient as agreed between the Parties.

             PART III - ADMINISTRATIVE ISSUES AND SUNDRY PROVISIONS

                      Section One - The Executive Committee

CLAUSE 25 - OPERATING CONDITIONS

In development of its functions the Executive Committee shall comply with conditions provided in Contract Clause 19, as follows:

25.1 The Executive Committee will be alternatively chaired by the Parties starting with ECOPETROL.

25.2 The Executive Committee shall designate its Secretary alternating people designated by ECOPETROL and the ASSOCIATE. The Chairman and the Secretary will be members of the same Party.

25.3 The Executive Committee shall hold regular meetings during the months of March, July and November, and shall hold extraordinary meetings any time the Parties and/or the Operator deem necessary. At said meetings the production program developed by the Operator, the development plan and immediate plans will be discussed. This Executive Committee may be attended by each of the Parties counselors as deemed convenient, being understood each of the companies shall designate the less possible number of people.

25.4 In the event of Executive Committee regular meetings, the representative chairing the coming meeting shall notify all other representatives (principal and alternates) from the other Party and the Operator ten (10) calendar days in advance indicating the meeting time and place and matters to be discussed (agenda).

25.5 In development of Contract Clause 18 (section 18.3), during both regular and extraordinary Executive Committee meetings, matters to be discussed and not included in the agenda may be discussed during the meeting previous agreement of the Parties representatives attending the Committee.

                           Section Two - Subcommittees

CLAUSE 26 - SUBCOMMITTEES ORGANIZATION

In development of the function provided under Contract Clause 19 (section 19.3.8), the Executive Committee will have the right to designate any advisory subcommittees deemed necessary. In any case the Executive Committee shall designate a Technical Subcommittee and a Financial Subcommittee.

The above subcommittees will be the organizations in charge of controlling and defining Contract tchnical, financial and legal recommendations to the Executive Committee and shall be governed by the Contract and this Agreement. Each subcommittee shall issue its own internal regulations to be approved by the Executive Committee.

                            Section Three - Operator

CLAUSE 27 - RIGHTS AND OBLIGATIONS

27.1 Pursuant to Contract Clause 30, the Operator has the right to conduct Joint Operations by itself or retaining subcontractors subject to general Executive Committee direction. In any case, the Operator will be responsible of the Joint Operation according to Contract provisions.

27.2 Some of the Operator's obligations are the following, among other:

27.2.1 To prepare, submit and implement the development plan, expenses budgets and exploration/ production programs as well as expenses approval.

27.2.2 To direct and control all operation expenses statistical and accounting services.

27.2.3 To plan and obtain all services and materials required for good Joint Operation development.

27.2.4 To provide all techniques and assistance required for good Joint Operation development.

27.2.5 To plan tax effects and to comply with all tax obligations derived from operations developed and to provide a timely report to the Parties in their respective proportion.

27.3 The Operator shall not have the right to constitute any lien on Joint Operation properties.

27.4 Operator resignation will be without prejudice of any right, obligation or responsibility acquired during the time the Operator acted in such condition; if the Operator resigns or is removed before obligations provided under the Contract have been satisfied, the Joint Account shall not be charged any expenses incurred by such change. But if the Executive Committee approves, these costs and expenses may be charged to the Joint Account.

27.5 If the Operator has been removed or if its resignation has been accepted, for obligations transfer purposes ECOPETROL will audit the Joint Account and take an inventory of all Joint Operation properties. Sad inventory will be used for devolution and accounting purposes as regards said obligations transfer procedures. All costs and expenses incurred with respect to inventory taking and audit shall be charged to the Joint Account.

27.6 The Operator shall not be responsible for any loss or damage caused by Joint Operation except if such losses or damage are imputable to:

27.6.1 The Operator's fault

27.6.2 The Operator's default to take and maintain any of the insurance required under Contract Clause 33, except if the Operator has made every possible effort to obtain and maintain such insurance with fruitless results, which case shall be timely notified to the Parties.

                      Section Four - Contracting Procedures

CLAUSE 28 - SUPPLIERS REGISTER AND LIST OF PROPONENTS

28.1 The Operator will be responsible of keeping an updated suppliers register, classified according to the different activities required by the operation and shall determine qualification criteria applicable to companies to be included in the list of proponents. The Technical Subcommittee will have the right to review criteria before approving the list of proponents.

28.2 ECOPETROL will have the right to review the Operator suppliers register on an annual basis and will have the right to have the Technical Subcommittee suggest including or excluding suppliers from the record. The above notwithstanding, ECOPETROL will have the right, any time, by duly motivated petition, to require individuals or entities to be removed from the record.

28.3 In any cases implying invitations to bid for contracting purposes the suppliers register shall be consulted placing the act on record in the respective document.

28.4 Individuals or entities listed in the suppliers register shall evidence technical, moral and economic solvency in addition to experience not only regarding the company but also its partners and technicians working for such companies on a steady basis.

28.5 On the basis of the above parameters, the Operator shall keep a qualified supliers register, which shall be periodically updated according to their performance.

CLAUSE 29 - TENDER PROCEDURE

29.1 Responsibility. The Operator will be responsible of preparing duly in advance the invitation to bid and will submit it to the Technical Subcommittee for consideration.

29.2 The list of entities invited to bid will be prepared on the basis of

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Suppliers Register information.

29.3 If the estimated contract value subject to bidding exceeds US$40,000, the Operator shall invite no less than three (3) companies. If this would not be possible, justification will be placed on record in the recommendation report to the Technical Subcommittee.

29.4 The Operator shall endeavor to invite no more than 6 companies to bid with the purpose of preventing excessive tender evaluation costs and also to give participant companies a better opportunity to be awarded the respective contract.

29.5 Being all other factors equivalent, the priority order to have the right to be included in the list of proponents will be: Companies organized and domiciled in the Department or Departments where the Commercial Field or Fields is or are located - Colombian companies domiciled outside the Department or Departments where the Commercial Field or Fields is or are located, but having a branch in the Department - Colombian companies with their main domicile outside the Department or Departments where the Commercial Field or Fields is or are located not having a branch in said Department - Foreign companies with a branch organized in Colombia - Foreign companies without a branch in Colombia.

29.6 Companies invited to bid list will also take into account companies technically and commercially qualified which have not been provided the opportunity to participate in similar tenders in the past.

29.7 The Operator shall prepare the tender Reference Terms and will submit them to the Technical Subcommittee for consideration, duly in advance.

29.8 Tender Reference Terms shall clearly specify that:

29.8.1 Costs will be one of the crieria to be taken into account for contract award and management:

29.8.2 All tenders exceeding such activity actual cost will be disqualified.

29.8.3 Tender evaluation will take into consideration factors other than costs, which factors will be included in the Reference Terms

29.8.4 Offers shall be submitted according to invitation to bid Reference Terms and if this requirement is not complied with the offer may be considered invalid.

29.8.5 The invitation to bid will include a detailed price table to be filled out by proponents to facilitate proposals evaluation.

29.9 The list of proponents will be reviewed and approved by the Technical Subcommittee before delivering to parties invited.

29.10 As soon as the Reference Terms have been distributed, the following rules will apply:

29.10.1 Any original Reference Terms information, amendment or clarification will be delivered all proponents. The Operator Purchases and Supplies Unit will be responsible of such changes. Changes must be duly justified by written document.

29.10.2 No proponents shall be added or removed from the proponent list originally approved by the Technical Subcommittee.

29.10.3 Every proponent who does not comply with tender procedures and rules, or who violates the Operator business ethics code will be forthwith disqualified.

29.11 All invitation to bid contents and form shall meet "Documentation Submitted to the Technical Subcommittee Form" procedure requirements and shall be submitted to the Technical Subcommittee for consideration.

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29.12 Internal approvals required by the Operator and ECOPETROL will depend on contract estimated value on the basis of their respective internal procedures.

CLAUSE 30 - CONTRACT AWARDING AND PURCHASE ORDERS

30.1 The Operator will be responsible of awarding contracts and purchase orders. For this purpose the Operator shall submit its recommendation to the Technical Subcommittee which is the body in charge of approving and will be ratified by the Executive Committee if awarded value equals or exceeds US$4,000.

30.2 Value: Awarding will be based on the best global value. The lowest price is not always the best, because value will also take into consideration proponents programming and quality, experience, reputation, and Colombian contents. In the event the contract is not awarded to the lower value offer, such decision shall be justified.

30.3 Written justification. The Operator shall submit a written recommendation to the Technical Subcommittee justifying each contract and purchase order awarded if the value equals or exceeds US$40,000. Such justification shall include a summary of proposals submitted commercial and technical evaluation and the basis for Operator recommendation.

30.4 Direct contracting: Direct contracting shall be supported and submitted in writing to the respective Subcommittees clearly stating justification. The Operator will have the right to contract directly with no need for tender in any of the following events:

30.4.1 In the event only one supplier is available within the term required to meet project schedule;

30.4.2 In the event there is no equivalent or satisfactory substitute for the item or service previously directly contracted.

30.4.3 In the event the service or work derives from previous service or work or in the event of and addition to a contract or purchase order opened within the past ninety (90) days and if commercial conditions have not been modified or when a recent tender evidences justify awarding with no need for tender.

30.4.4 In the event the Operator has standardized a specific item or service for all applications within its operations area and there is only one known supplier for such item or service.

30.4.5 In the event only one item or service is deemed meeting Operator's requirements within the specified delivery term.

30.4.6 In the event an item or service is obtained for testing or evaluation.

30.4.7 In the event of an emergency. The Operator shall notify ECOPETROL at the Technical Subcommittee immediately following such emergency.

30.5 Partial awards: A tender may be partially awarded two or more bidders, provided the following conditions are fully satisfied:

30.5.1 The possibility to partially award is clearly specified in the Invitation to Bid

30.5.2 Favored bidders have met Invitation to Bid requirements

30.5.3 Partial award reflects the best items or services to be obtained value

30.5.4 Any work scope change or awarding criteria shall be clearly communicated all proponents before partial award.

30.6 Rejected offers: The Operator will have the right to declare the tender void when the Technical Subcommittee finds motives justifying such decision and/or if offers are distant from actual costs.

30.7 Notice to non favored bidders: Awarding results will be notified all participants in writing.

30.8 Clarification: During the evaluation period, the Operator will have the right to require clarifications from proponents. The Technical Subcommittee shall approve significant commercial clarifications. No new approval from the Technical Subcommittee will be required in the event of technical clarifications. Clarifications capable of affecting the tender shall be notified all proponents in writing.

CLAUSE 31 - CONTRACT MANAGEMENT AND PURCHASE ORDERS

31.1 The Operator will be responsible of managing contracts and purchase orders and of execution thereof.

31.2 Contracts or purchase orders management basis will consist in execution thereof, which shall include agreed costs, schedules and quality requirements.

31.3 The operator shall keep written record of all original contract amendments, Each contract costs change impact will be evaluated by the Operator and negotiated with the supplier or contractor before changing contract price.

31.4 If the proposed change exceeds US$40,000 or 10% originally approved value not to exceed the US$40,000 limit the change will have to be submitted to the Technical Subcommittee for consideration.

31.5 The Operator shall be responsible of Costs Control.

31.6 Any additional work or item within contract terms shall be authoried by the Operator Project or Operations Manager, who shall consult with the Purchase and Logistics Department or substituting units before amending the contract in any way. This double responsibility ensures change process integrity. In the event changes imply amending the contract text, such changes will be subject to the Operator Legal Department approval.

31.7 Quality control will be managed subject to the QA/QC ("Quality Assurance and Quality Control) process which shall include independent work inspection and monitoring at the right time during work development.

31.8 Procedures applied by the Operator to control costs are described in a Costs Control procedure.

31.9 The Parties will be delivered a monthly report on work progress accompanied of costs documentation and schedules including major contracts and purchase orders originally agreed budget variations analysis.

31.10 After major contracts and purchase orders have been completed a detailed analysis will be conducted to evaluate experiences learned and applicable to similar contracts or purchase orders to improve their control.

CLAUSE 32 - INSURANCE

For the purposes of Contract Clause 33, as regards insurance, the Operator shall deliver to ECOPETROL the following information for ECOPETROL to insure fifty percent (50%) Commercial Field assets:

32.1 Assets description, separated as far as possible in the following way:

31.1.1 Offices, camps and other non industrial assets.

31.1.2 Collection stations specifying tanks (quantity and capacity) and other equipment

31.1.3 Sundry warehouses and other facilities

NOTE: External pipelines and wells are not covered by the fire policy because in such case ECOPETROL directly assumes the risk.

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32.2 Assets value indicating only the portion property of ECOPETROL value and indicating the full value percentage it represents.

32.3 Geographical location

32.4 Reception date from the time the risk is transferred to the Joint
Operation.

CLAUSE 33 - FORCE MAJEURE OR ACTS OF GOD

Contract Clause 34 only suspends cmpliance with specific obligation of the Parties if development thereof is impossible due to events of force majeure or acts of God. Additionally, obligations associated to goods, properties, production facilities etc. are only suspended if affected by such circumstances. The affected Party shall notify force majeure termination detailing damages magnitude and corrective actions affecting the system.

CLAUSE 34 - OPERATION AGREEMENT REVISION

This Operation Agreement may be revised when the Parties deem convenient, upon request from either of them; the Executive Committee is fully empowered to review and amend this Agreement. This Operation Agreement will be in force until one of the following events occurs:

34.1 Contractor termination

34.2 Written agreement of the Parties

34.3 Entering into a new Agreement
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In witness the Parties sign this Operation Agreement in ECOPETROL contract paper on the 30th (30) day of the month of December; 1997.

                   EMPRESA COLOMBIANA DE PETROLEOS "ECOPETROL"

                             Enrique Amorocho Cortes

                                    President

                       SEVEN SEAS PETROLEUM COLOMBIA INC.

                               Gustavo Vasco Munoz
                              Legal Representative

                                    Witnesses